Exhibit 10.1

EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT

among

FERMI TURBINE WAREHOUSE LLC,
a Texas limited liability company
as Borrower

FIREBIRD EQUIPMENT HOLDCO LLC,

a Delaware limited liability company

as Subsidiary Guarantor

and

MUFG BANK, LTD.,

as Administrative Agent and as a Lender

February 10, 2026

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1
1.2	Rules of Interpretation	1

ARTICLE 2 THE CREDIT FACILITIES		2

2.1	Equipment Loan Facility	2
2.2	Interest Provisions Relating to All Loans; Loan Funding; Prepayments	4
2.3	Loan Commitments	8
2.4	Fees	8
2.5	Other Payment Terms	9
2.6	Change of Circumstances	14
2.7	Compensation for Losses	19
2.8	Alternate Office; Minimization of Costs	19
2.9	Security	19
2.10	Tax Treatment	20

ARTICLE 3 CONDITIONS PRECEDENT		20

3.1	Conditions Precedent to the Closing Date	20
3.2	Conditions Precedent to Borrowings after the Closing Date	25
3.3	Conditions Subsequent to the Closing Date.	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		27

4.1	Organization	27
4.2	Authorization; No Conflict	27
4.3	Enforceability	28
4.4	Compliance with Law	28
4.5	ERISA	28
4.6	Taxes	28
4.7	Business, Debt, Contracts, Etc	29
4.8	Filings	29
4.9	Investment Company	29
4.10	[Reserved]	29
4.11	Regulation U, Etc	29
4.12	Financial Statements	29
4.13	Partnerships and Joint Ventures	29
4.14	Existing Defaults	30
4.15	No Default	30
4.16	Permits	30
4.17	Offices, Location of Collateral	30
4.18	Material Adverse Change	30
4.19	Environmental Matters	31
4.20	Litigation	31
4.21	Title and Liens	31
4.22	Solvency	31
4.23	Material Equipment Document	31
4.24	Arm’s-Length Transactions.	32
4.25	[Reserved]	32
4.26	Force Majeure	32
4.27	Disclosure	32
4.28	Collateral	33
4.29	Intellectual Property	33
4.30	Insurance	33
4.31	Accounts	34
4.32	OFAC, Anti-Corruption and Anti-Money Laundering Laws	34
4.33	Labor Matters, Etc	34
4.34	Casualty; Event of Eminent Domain.	34

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ARTICLE 5 AFFIRMATIVE COVENANTS OF the LOAN PARTIES		34

5.1	Payment	34
5.2	Notices	35
5.3	Financial Statements	36
5.4	Equipment Reports.	37
5.5	Material Equipment Documents, Additional Permits and Additional Project Documents	39
5.6	Other Information.	40
5.7	Existence, Conduct of Business, Properties, Etc.	40
5.8	Obligations	40
5.9	Books and Records	40
5.10	Preservation of Rights; Further Assurances	41
5.11	Equipment Maintenance; Equipment Storage	41
5.12	Taxes, Other Government Charges and Utility Charges	41
5.13	Compliance With Laws, Instruments, Etc.	42
5.14	Maintenance of Insurance	42
5.15	Warranty of Title	44
5.16	Event of Eminent Domain	44
5.17	Separateness	44
5.18	Indemnification	45
5.19	Disposition of Equipment; Revenues and Accounts	47
5.20	Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws	47
5.21	Specified Borrowing Date Funds	47
5.22	Matador I Lease Agreement	47

ARTICLE 6 NEGATIVE COVENANTS OF THE LOAN PARTIES		48

6.1	Contingent Liabilities	48
6.2	Limitations on Liens	48
6.3	Indebtedness	48
6.4	Sale or Lease of Assets.	48
6.5	Changes	49
6.6	Distributions	49
6.7	Investments	49
6.8	Transactions With Affiliates	49
6.9	Regulations	50
6.10	No Partnerships	50
6.11	Dissolution	50
6.12	Amendments; Additional Project Documents; Etc.	50
6.13	Name and Location; Fiscal Year	50
6.14	Assignment	51
6.15	Hazardous Materials	51
6.16	Tax Treatment	51
6.17	Hedging Agreement	51
6.18	Deployment of Equipment	51
6.19	Use of Proceeds; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	51
6.20	ERISA	52

ARTICLE 7 EVENTS OF DEFAULT		52

7.1	Failure to Make Payments	52
7.2	Judgments	52
7.3	Misstatements	52
7.4	Bankruptcy; Insolvency	53
7.5	Cross Default	54
7.6	Breach of Material Equipment Document	54
7.7	Breach of Terms of Agreement	55
7.8	Security; Financing Documents	56
7.9	Reserve Amounts	56
7.10	Loss of Collateral	56
7.11	Target LTV	57
7.12	Change of Control	57
7.13	Determination of an Inchoate Default or Event of Default	57
7.14	ERISA	57
7.15	Failure to Close Project Financing	57

ARTICLE 8 REMEDIES		58

8.1	No Further Loans	58
8.2	Cure by Administrative Agent	58
8.3	Acceleration	58
8.4	Cash Collateral	58
8.5	Possession of Equipment	59
8.6	Remedies Under Financing Documents	59

ARTICLE 9 SCOPE OF LIABILITY		59

ARTICLE 10 ADMINISTRATIVE AGENT; SUBSTITUTION		60

10.1	Appointment, Powers and Immunities	60
10.2	Reliance by Administrative Agent	61
10.3	Non-Reliance	61
10.4	Defaults	61
10.5	Indemnification	62
10.6	Successor Administrative Agent.	62
10.7	Authorization	63
10.8	Other Rights and Power of Administrative Agent	63
10.9	Amendments	63
10.10	Withholding Tax	64
10.11	General Provision as to Payments	64
10.12	Substitution of a Lender	65
10.13	Participations	65
10.14	Transfer of Loans.	66
10.15	Laws	66
10.16	Assignability to Federal Reserve Bank	67
10.17	Exercise of Discretion	67
10.18	Administrative Agent May File Proof of Claim	67
10.19	Erroneous Payments	68

ARTICLE 11 MISCELLANEOUS		71

11.1	Administrative Addresses	71
11.2	Additional Security; Right to Set-Off	72
11.3	Delay and Waiver	72
11.4	Costs, Expenses and Attorneys’ Fees	73
11.5	Attorney-In-Fact	73
11.6	Entire Agreement	74
11.7	Governing Law	74
11.8	Severability	74
11.9	Headings	74
11.10	Accounting Terms	75
11.11	No Partnership, Etc	75
11.12	Collateral Documents	75
11.13	Limitation on Liability	75
11.14	Waiver of Jury Trial	76
11.15	Consent to Jurisdiction	76
11.16	Successors and Assigns; Third-Party Beneficiaries	76
11.17	Counterparts	77
11.18	Patriot Act Compliance	77
11.19	Confidentiality	77
11.20	Interest Rate Limitations	79
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	79
11.22	Certain ERISA Matters	80
11.23	Electronic Execution of Assignments and Certain Other Documents	81

ARTICLE 12 Guaranty		81

12.1	Guaranty of the Obligations	81

INDEX OF EXHIBITS

Exhibit A	Definitions and Rules of Interpretation

Notes
Exhibit B	Form of Note

Commitments
Exhibit C	Loan Commitment of each Lender

Loan Disbursement Procedures
Exhibit D-1	Form of Notice of Borrowing
Exhibit D-2	Form of Borrowing Notice Report

Security Related Documents
Exhibit E-1	UCC Financing Statements
Exhibit E-2	Schedule of Security Filings

Consents to Collateral Assignment
Exhibit F	Schedule of Consents

Borrower Certificates
Exhibit G	Form of Borrower’s Closing Certificate

Equipment and Equipment Deployment Description
Exhibit H-1	Schedule of Applicable Permits
Exhibit H-2	Qualified Manufacturers
Exhibit H-3	Equipment Listing
Exhibit H-4	Form of Equipment Sales Forecast
Exhibit H-5	Form of Equipment Inventory Report
Exhibit H-6	Initial Qualified Appraiser Valuation
Exhibit H-7	Form of Equipment Sales Report
Exhibit H-8	Form of Development Information

Material Agreements Relating to the Equipment
Exhibit I	Material Equipment Documents

Tax Compliance Certificates
Exhibit J-1	Form of U.S. Tax Compliance Certificate
Exhibit J-2	Form of U.S. Tax Compliance Certificate
Exhibit J-3	Form of U.S. Tax Compliance Certificate
Exhibit J-4	Form of U.S. Tax Compliance Certificate

Other
Exhibit K	Lenders/Lending Offices
Exhibit L	Schedule of Lender Proportionate Shares

Exhibit M	[Reserved]
Exhibit N	Form of Assignment and Assumption Agreement
Exhibit O	Insurance Requirements
Exhibit P	Form of Permitted Affiliate Assignment Agreement

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EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT

This EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT is dated as of February 10, 2026 (this “Agreement”), among FERMI TURBINE WAREHOUSE LLC, a Texas limited liability company, as borrower (“Borrower”), the FIREBIRD EQUIPMENT HOLDCO LLC, a Delaware limited liability company, as a Subsidiary Guarantor, and MUFG BANK, LTD.(“MUFG”), as Administrative Agent for the Lenders and a Lender.

RECITALS

WHEREAS, Fermi Turbine HoldCo LLC has been organized as a limited liability company under the laws of the State of Texas (the “Pledgor”) and is an indirect, wholly-owned, subsidiary of Fermi Inc., a Texas corporation (“Sponsor”), and as of the Closing Date, Pledgor is the direct holder of all membership interests in Borrower.

WHEREAS, Borrower, subject to the terms of this Agreement, desires to obtain Loans from the Lenders in order to (a) pay the Equipment Acquisition Costs or make a distribution to the Sponsor or its Affiliates to reimburse the Sponsor or such Affiliate for Equipment Acquisition Costs paid by the Sponsor or such Affiliate prior to the Closing Date, (b) pay Fees and Transaction Costs, (c) deposit the required amount in the Reserve Accounts on the Closing Date to the extent required pursuant to the Account Agreement and (d) make a distribution to Sponsor in order to repay existing indebtedness of the Sponsor or its Affiliates in respect of Qualified Equipment to be financed pursuant to this Agreement (as applicable);

WHEREAS, pursuant to the applicable Collateral Documents, (a) Pledgor will grant a security interest in favor of Administrative Agent for the benefit of the Secured Parties over one hundred percent (100%) of the membership interests in Borrower, (b) each Loan Party will grant a security interest in favor of Administrative Agent for the benefit of the Secured Parties over all of such Loan Party’s assets, including right, title and interest in and to the Accounts and all amounts on deposit therein, all as security for the payment and performance of the Obligations; and

WHEREAS, the Lenders are willing to provide the equipment loan facility described herein upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein and in the other Financing Documents, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties set forth herein and therein the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and the Account Agreement and their respective exhibits shall have the meanings given in Exhibit A.

1.2  Rules of Interpretation.

Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Financing Documents.

ARTICLE 2
THE CREDIT FACILITIES

2.1  Equipment Loan Facility.

(a)  Availability of Loans. On the terms and subject to the conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower, from time to time on any Banking Day during the Availability Period, the loans as Borrower may request under this Section 2.1 (the “Loans”) in an aggregate principal amount not to exceed such Lender’s Loan Commitment.

(b)  Notice of Borrowing. Borrower shall request Loans by delivering to Administrative Agent an irrevocable written notice in the form of Exhibit D-1, appropriately completed (a “Notice of Borrowing”), which specifies or includes, as applicable, among other things:

(i)  that the Borrowing will consist of Loans in an amount not to exceed the applicable Debt Sizing Amount;

(ii)  the amount of the requested Borrowing, which shall be in a minimum amount of one million Dollars ($1,000,000) (except for amounts made on the final requested Borrowing);

(iii)  the date of the requested Borrowing, which shall be a U.S. Government Securities Business Day;

(iv)  the type of Loan (Term SOFR Loan or RFR Loan); and

(v)  a completed Borrowing Notice Report, substantially similar in form to Exhibit D-2.

Borrower shall deliver the Notice of Borrowing to Administrative Agent, not later than 11:00 a.m. (New York City time) (i) in the case of Term SOFR Borrowings, at least three (3) U.S. Government Securities Business Days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) before the date of the requested Borrowing and (ii) solely with respect to the Borrowing on the Closing Date, in the case of RFR Loans, on the date of the requested Borrowing; provided that for any Borrowing on the Closing Date, Borrower shall deliver the Notice of Borrowing to Administrative Agent at least one (1) U.S. Government Securities Business Day (or such later date as may be agreed to by the Administrative Agent in its sole discretion) prior to the Closing Date.

On and after the making of any Borrowing hereunder in respect of any Undelivered Equipment constituting Siemens F-Class Equipment on the Closing Date but in advance of Borrower acquiring all right, title and interest in and to any such Siemens F-Class Equipment (and any related Top-Up Borrowing), and subject to Borrower satisfying the conditions set forth in Section 3.2 in respect of such Siemens F-Class Equipment and related F-Class Additional Borrowing, Borrower shall be permitted to request additional Borrowings (each, an “F-Class Additional Borrowing”) in respect of such Siemens F-Class Equipment in an amount not to exceed the F-Class Additional Borrowing Amount.

Upon (i) any Loan Party acquiring all right, title and interest in and to any Undelivered Equipment previously the subject of one or more Borrowings hereunder on terms and conditions consistent with the applicable Equipment Purchase Agreement or otherwise satisfactory to Administrative Agent and the Lenders, (ii) confirmation by a Qualified Auditor that the applicable Equipment has been delivered to the Loan Party and satisfies all of the requirements of "Delivered Equipment" as defined herein and (iii) satisfaction of the conditions set forth in Sections 3.1(i), 3.1(l), 3.1(u) and 3.2 in respect of such Undelivered Equipment and related Top-Up Borrowing, such Undelivered Equipment shall thereafter constitute Delivered Equipment for all purposes hereunder and Borrower shall be permitted to request a one-time top-up Borrowing (a “Top-Up Borrowing”) in respect of such Top-Up Eligible Equipment in an amount not to exceed the Top-Up Amount in respect of such Top-Up Eligible Equipment.

(c)  Loan Interest Rate.

(i)  Subject to subclause (iii) of this Section 2.1(d), each Loan shall bear interest at a rate per annum equal to (i) in the case of Term SOFR Loans, Term SOFR for the Interest Period therefor plus the Applicable Loan Margin and (ii) in the case of RFR Loans, Daily Simple SOFR plus the Applicable Loan Margin.

(ii)  Borrower shall pay interest on the unpaid principal amount of each Loan from the date of the funding of such Loan until the repayment or prepayment thereof, including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law.

(iii)  (A) Immediately upon the occurrence and during the continuance of an Event of Default under Section 7.1 or Section 7.4 or (B) at the written election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, the Default Rate shall apply to all then-outstanding Loans.

(d)  Loan Principal Repayments. Borrower shall repay to Administrative Agent (i) on each Quarterly Payment Date, the Minimum Principal Payment due and owing as of such date and (ii) on the Loan Maturity Date, the remaining unpaid principal amount of all Loans plus any other Obligations under the Financing Documents then due and owing.

(e)  Use of Loan Proceeds. Borrower shall use the proceeds of the Loans to (i) pay the Equipment Acquisition Costs and/or make a distribution to the Sponsor or its Affiliates to reimburse the Sponsor or such Affiliate for Equipment Acquisition Costs paid by the Sponsor or such Affiliate prior to the Closing Date, (ii) pay Fees and Transaction Costs, (iii) deposit the applicable Required Reserve Amount on the Closing Date in the applicable Reserve Account in accordance with the Account Agreement and (iv) make a distribution to Sponsor in order to repay existing indebtedness of the Sponsor or its Affiliates in respect of Qualified Equipment to be financed pursuant to this Agreement (as applicable).

(f)  Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of one million Dollars ($1,000,000) or a larger multiple of one hundred thousand Dollars ($100,000); provided, that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrower shall be limited to a maximum of five (5) Borrowings during the Availability Period.

2.2  Interest Provisions Relating to All Loans; Loan Funding; Prepayments.

(a)  Interest Payment Dates. Subject to Section 2.5(c), Borrower shall pay accrued interest on the unpaid principal amount of the Loan on each Interest Payment Date.

(b)  Interest Periods Convention. Interest Periods shall be subject to the following:

(1)  any Interest Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day;

(2)  any Interest Period that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period;

(3)  no Interest Period shall extend beyond the Loan Maturity Date; and

(4)  no tenor that has been removed from the definition of “Interest Period” pursuant to Section 2.6(d)(iv) shall be available.

(c)  Interest Account and Interest Computations. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Term SOFR shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

(d)  Register.

(i)  Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain, at its address referred to in Section 11.1(a), a register for the recordation of the names and addresses of the Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

(ii)  Administrative Agent shall record in the Register (A) the Commitments and the Loans from time to time of each Lender, including any transfers thereof made in accordance with Section 10.14, (B) the interest rates applicable to all Loans and the effective dates of all changes thereto, (C) the Interest Period for each Loan, (D) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (E) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (F) the Fees and other fees payable by Borrower hereunder from time to time, (G) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (H) such other information as Administrative Agent may determine is necessary for administering the Loans and this Agreement. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, however, that neither failure to make any such recordation, nor any error in such recordation, shall affect any Lender’s Commitments or Borrower’s obligations in respect of any applicable Loans or otherwise; and provided, further, however, except as set forth above, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)  Promissory Notes. The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein, if requested by any Lender, shall be evidenced by promissory notes in the form of Exhibit B (individually, a “Note,” and collectively, the “Notes”), and each payable to such Lender and in the principal amount of such Lender’s Loan Commitment. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note the date and amount of each Loan made by such Lender and each payment or prepayment of principal thereunder and Borrower agrees that all such notations shall constitute prima facie evidence of the accuracy of the matters noted; provided that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern; provided, further, that none of (i) the failure to make any such notation, (ii) any error in such notation or (iii) any Lender’s decision not to require a Note shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder or under the Notes. Any reduction (by repayment, prepayment or otherwise) in the principal amount of the Loans outstanding shall discharge pro tanto the equivalent face amount of the Notes evidencing such Loans. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary. The Notes, if requested on or prior to the Closing Date, shall be delivered on or prior to the Closing Date, and, if requested after the Closing Date, shall be delivered within three (3) Banking Days after the date of such request. Upon any prepayment of Loans, if such prepayment (or any portion thereof) is in an amount equal to the amount evidenced by one or more Notes, the relevant Lender shall cancel such Notes and return such Notes to the Borrower. Upon payment in full in cash of the Loan evidenced in a Note, the applicable Lender shall promptly cancel and return such Note to the Administrative Agent. Upon receipt of a cancelled Note, the Administrative Agent shall promptly deliver such cancelled Note to the Borrower.

(f)  Loan Funding.

(i)  Notice. Borrower shall deliver a Notice of Borrowing to Administrative Agent in accordance with this Article 2 and Section 11.1. Administrative Agent shall promptly notify each applicable Lender of the contents of each Notice of Borrowing.

(ii)  Pro Rata Loans. All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares of such Loans.

(iii)  Lender Funding. Each Lender shall, before 2:00 p.m., New York time, on the date of the requested Borrowing, make available to Administrative Agent at its office specified in Section 11.1(a), in same day funds, such Lender’s Proportionate Share of such Loans. The failure of any Lender to make the Loan to be made by it shall not relieve any other Lender of its obligation hereunder to make its Loan on such date of the requested Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loans to be made by such other Lenders on such date.

(iv)  Availability of Funds. No later than 2:00 p.m., New York time, on the date of the requested Borrowing, if the applicable conditions precedent listed in Article 3 have been satisfied or waived, as applicable, and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans requested in such Notice of Borrowing, in Dollars and in immediately available funds, and shall disburse such funds in accordance with a Funds Flow Memorandum.

(g)  Prepayments.

(i)  Terms of all Prepayments. Upon the prepayment of any Loan, Borrower shall pay to Administrative Agent for the account of the Lenders, on a pro rata basis, (A) all accrued interest to the date of such prepayment on the amount prepaid, (B) all accrued fees to the date of such prepayment corresponding to the amount being prepaid and (C) any additional amounts required pursuant to Section 2.7. All prepayments shall be applied (1) first, to the Loans until all outstanding Loans have been repaid in full and (2) second, to the prepayment of any other Obligations under the Financing Documents.

(ii)  Re-Borrowings. Borrower may not re-borrow the principal amount of any Loan that is prepaid or repaid.

(iii)  Optional Prepayments. Borrower may, at its option, upon notice to Administrative Agent, no later than (i) with respect to prepayments of a Term SOFR Loan, 1:00 p.m. (New York time) three (3) U.S. Government Securities Business Days prior thereto and (ii) with respect to RFR Loans, no later than 1:00 p.m. (New York time) on the requested date of prepayment, prepay Loans in whole or in part, in each case, without penalty or premium (except for any amounts required pursuant to Section 2.7), which notice shall specify the date and amount of prepayment; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness. Upon receipt of any such notice, Administrative Agent shall promptly notify each relevant Lender thereof. Any optional prepayment hereunder shall be equal to the outstanding principal amount of Loans or be in an aggregate principal amount of at least one million Dollars ($1,000,000) (or an integral multiple of one hundred thousand Dollars ($100,000) in excess thereof).

(iv)  Mandatory Prepayments. Borrower shall make the following Mandatory Prepayments of the Loans, without penalty or premium (except for any amounts required pursuant to Section 2.7):

(A)  Illegality. Borrower shall make a Mandatory Prepayment of the Loans to the extent and in the amounts required pursuant to Section 2.6(b); provided that prepayments shall only be due to the relevant Lender entitled thereto under Section 2.6(b).

(B)  Casualty Mandatory Prepayment. To the extent that Borrower or a Subsidiary Guarantor receives any insurance proceeds in connection with any Equipment that has been damaged by a Casualty Event, an amount equal to the lower of (1) the insurance proceeds received by the Borrower and (2) an amount equal to (I) the Debt Sizing Percentage multiplied by (II) the lower of (x) the Equipment Acquisition Costs of such Equipment as of the Closing Date and (y) the Appraisal Value of such Equipment as of the Closing Date (such amount, the “Casualty Mandatory Prepayment Amount”) shall be forthwith transferred over to Depositary in the same form as received (with any necessary or requested endorsement) to be transferred to the Collection Account to be applied to the Mandatory Prepayment of the applicable Loans made in respect of such Equipment; provided that any insurance proceeds that exceed the Casualty Mandatory Prepayment Amount shall be applied in accordance with Section 4.1(a) of the Account Agreement.

(C)  Disposition of Equipment. In connection with a Transfer of Equipment by a Loan Party (other than to another Loan Party) pursuant to Section 6.4, and as a condition to the release from Collateral of such Equipment and the associated interests and rights under the Material Equipment Documents in respect of such Equipment (which release shall be effective concurrently with such prepayment), Borrower shall make a Mandatory Prepayment of the Loans in an amount equal to the lower of (1) the proceeds received by the Borrower and (2) an amount equal to (I) the Debt Sizing Percentage multiplied by (II) the lower of (x) the Equipment Acquisition Costs of such Equipment as of the Closing Date and (y) the Appraisal Value of such Equipment as of the Closing Date (such amount, the “Disposition Mandatory Prepayment Amount”) shall be forthwith transferred over to Depositary in the same form as received (with any necessary or requested endorsement) to be transferred to the Collection Account to be applied to the Mandatory Prepayment of the applicable Loans made in respect of such Equipment; provided that any proceeds that exceed the Disposition Mandatory Prepayment Amount shall be applied in accordance with Section 4.1(a) of the Account Agreement; provided further that, the foregoing shall in no event be deemed to imply consent to any such Equipment disposition not otherwise permitted under the Financing Documents. In connection with any prepayment made pursuant to this Section 2.2(g)(iv)(C), the applicable Loan Party shall deliver a completed Exhibit H-5 (Equipment Inventory Report) and Exhibit H-7 (Equipment Sales Report).

(v)  Required Distribution Reserve Prepayment. If, during any period of twelve (12) consecutive months, Borrower does not satisfy the Distribution Conditions, the Required Lenders may elect to require Borrower to apply all or part of the funds standing on balance in the Distribution Reserve Account on any Interest Payment Date after such election to prepay the then-current Outstanding Loan Balance without premium or penalty.

(h)  Continuation Option.

(i)  Any Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving irrevocable notice to Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Exhibit A, of the length of the next Interest Period to be applicable to such Loan.  Upon receipt of any such notice, Administrative Agent shall promptly notify each relevant Lender thereof.  If Borrower fails to give any required notice as described above in this paragraph with respect to a Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, Borrower shall be deemed to have selected that such Borrowing shall automatically be continued as a Borrowing with an Interest Period of one month.

(ii)  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as such Event of Default is continuing, no outstanding Borrowing may be continued pursuant to clause (i) above.

2.3  Loan Commitments. The aggregate principal amount of all Loans made by the Lenders outstanding at any time shall not exceed five hundred million Dollars ($500,000,000) (such amount, the “Total Loan Commitment”). The Loan Commitment of each Lender on the Closing Date is set forth opposite its name in Exhibit C to this Agreement.

2.4  Fees. Borrower shall pay, without duplication, to each Lender and Administrative Agent solely for such Lender’s and Administrative Agent’s account, and to Depositary solely for Depositary’s account, their respective fees (“Fees”) on the terms and in the respective amounts thereof set forth in the Fee Letters.

2.5  Other Payment Terms.

(a)  Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to:

Bank Name:	MUFG Bank, Ltd.
SWIFT ID:	BOTKUS33
ABA/Routing Number:	026009632
Account Number:	0097770337
Attention:	Loan Operations Dept.
Reference:	Fermi Turbine Warehouse LLC

or as otherwise directed by Administrative Agent in writing from time to time, in lawful money of the United States and in immediately available funds not later than 12:00 noon, New York time, on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the next Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur by 2:00 p.m., New York time, on the day such payment is received if received by 12:00 noon, New York time; and otherwise on the next Banking Day.

(b)  Date. Subject to Section 2.2, whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)  Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Financing Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such amounts are due, Borrower shall pay, upon written demand, interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

(d)  Net of Taxes, Etc.

(i)  Taxes. Any and all payments to or for the benefit of Administrative Agent or any Lender by or on behalf of Borrower hereunder or under any other Financing Document shall be made free and clear of any Taxes and without withholding, deduction, setoff or counterclaim of any kind whatsoever unless required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5(d)), the applicable Person receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, Borrower agrees to timely pay, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(ii)  Indemnity. Borrower shall indemnify Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(d)) paid by Administrative Agent or any Lender, or any liability (including any reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payments by Borrower pursuant to this Section 2.5(d)(ii) shall be made within ten (10) days from the date Administrative Agent or such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate as to the amount of such payment or liability that will be conclusive absent demonstrable error. Administrative Agent and each Lender agree to repay to Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Indemnified Taxes paid by Borrower pursuant to this Section 2.5(d)) that such Person determines in its sole discretion, exercised in good faith, that it received with respect to Indemnified Taxes that were paid by Borrower pursuant to this Section 2.5(d). This Section 2.5(d) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person or to make any payment that would leave it in a worse net after-tax position than it would have been in if the tax subject to indemnification and giving rise to a refund had not been deducted, withheld or otherwise imposed.

(iii)  Notice. Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.1(a), the original or a certified copy of a receipt evidencing payment thereof, or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent.

(iv)  Survival of Obligations. The obligations under this Section 2.5(d) and Section 2.5(f) below shall survive the termination of this Agreement and the repayment of the Obligations.

(v)  Defined Terms. For purposes of this Section 2.5(d) and Section 2.5(f), the term “applicable law” includes FATCA.

(e)  Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at a rate equal to Term SOFR. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.5(e) shall be conclusive in the absence of manifest error.

(f)  Status of Lenders.

(i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5(f)(ii)(A), 2.5(f)(ii)(B) and 2.5(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing,

(A)  any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, copies of executed IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  copies of executed IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable); or

(4)  to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or, IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), copies of executed versions of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. If Administrative Agent is not a U.S. Person, Administrative Agent shall deliver to Borrower, on or prior to the Closing Date, (A) two duly completed copies of executed Form W-8ECI to establish that Administrative Agent is not subject to withholding Taxes under the Code with respect to any amounts payable for the account of Administrative Agent under any of the Financing Documents and (B) two duly completed copies of executed Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others under the Financing Documents are not effectively connected with the conduct of its trade or business in the United States and that such Form W-8IMY evidences its agreement with Borrower to be treated as a U.S. Person with respect to such payments such that Borrower can make payments to Administrative Agent under the Financing Documents without deduction or withholding of any U.S. federal income tax under Section 1441 of the Code.  For the avoidance of doubt, Borrower and Administrative Agent agree to treat Administrative Agent as a U.S. Person with respect to all payments under the Financing Documents.

(g)  Pro Rata Treatment. Except as otherwise provided herein, (i) the Loans and each reduction of the Loan Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares and (ii) each payment of principal and interest on Loans shall be made or shared among the Lenders holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Lenders.

(h)  Sharing of Payments, Etc. If any Lender (a “Benefited Bank”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Obligations owed to all Lenders entitled to such payments pursuant with this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; and if after taking into account such participations the Benefited Bank continues to have access to additional funds of Borrower for application on account of its debt, then the Benefited Bank shall use such funds to reduce indebtedness of Borrower held by it and share such payments with the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5(h) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

(i)  Application of Payments. Except as otherwise set forth in this Agreement or the other Financing Documents, all payments made under this Agreement or the other Financing Documents and all other amounts received by Administrative Agent, Depositary and the other Lenders under this Agreement or the other Financing Documents shall be applied as follows:

(A)  first, to any fees, costs, charges or expenses payable to Administrative Agent, Depositary, and the Lenders hereunder or under the other Financing Documents (such application to be made on a pro rata basis among such Persons);

(B)  second, to any accrued but unpaid interest then due and owing in respect of the Obligations;

(C)  third, to outstanding principal then due and owing or otherwise to be prepaid in respect of the Obligations; and

(D)  fourth, to such other Obligations as remain outstanding.

2.6  Change of Circumstances.

(a)  Inability to Determine Term SOFR. Subject to Section 2.6(d), if, on or prior to the first day of Interest Period for any Loan:

(A)  Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof; or

(B)  the Required Lenders determine that for any reason in connection with any request for a Loan that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making such Loan, and the Required Lenders have provided notice of such determination to Administrative Agent, then, in each case, Administrative Agent will promptly so notify Borrower and each Lender.

Upon notice thereof by Administrative Agent to Borrower, any obligation of the Lenders to make Loans, and any right of Borrower to request or continue Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until Administrative Agent (with respect to clause (B), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of Loans (to the extent of the affected Loans or affected Interest Periods).

(b)  Illegality. If, after the date of this Agreement, any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent) (an “Illegality Notice”), any obligation of the Lenders to make Loans, and any right of Borrower to request or continue Loans shall be suspended. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay all Loans on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid, together with any additional amounts required pursuant to Section 2.7.

(c)  Increased Costs.

(i)  Increased Costs Generally. If any Change in Law shall:

(A)  impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(B)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B)  Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(C)  impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(ii)  Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii)  Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subclause (i) or (ii) of this Section 2.6(c) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv)  Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)  Benchmark Replacement Setting.

(i)  Benchmark Replacement.

(A)  Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York time) on the fifth (5th) Banking Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.6(d)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B)  No Hedging Agreement shall be deemed to be a “Financing Document” for purposes of this Section 2.6(d).

(ii)  Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to, in consultation with the Borrower, make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document.

(iii)  Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.6(d)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.6(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section 2.6(e).

(iv)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)  Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of Loans to be made or continued during any Benchmark Unavailability Period.

(e)  Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f)  Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.7  Compensation for Losses.

In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 10.12, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable (“Liquidation Costs”). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing, and except with regard to any optional prepayments hereunder or the events described above, each Lender shall use reasonable efforts to minimize any Liquidation Costs, by applying mandatory prepayments on the last day of an Interest Period.

2.8  Alternate Office; Minimization of Costs.

(a)  To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans to reduce any liability of Borrower to such Lender under Section 2.5(d), 2.6(a) or 2.6(c), or to avoid the unavailability of any Loans or an interest rate option under Section 2.6(b) so long as such Lender, in its reasonable discretion, does not determine that such designation is materially disadvantageous to such Lender. To the extent reasonably possible, each Lender shall otherwise take any reasonable actions to reduce any liability of Borrower to such Lender under Section 2.5(d), 2.6(a) or 2.6(c), or to avoid the unavailability of any Loans or an interest rate option under Section 2.6(b) so long as such Lender, in its reasonable discretion, does not determine that such action is materially disadvantageous to such Lender.

(b)  Any Lender may designate a Lending Office other than that set forth on Exhibit K and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office; provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Section 2.5(d), 2.6(a) or 2.6(c) or make Loans or an interest rate option unavailable pursuant to Section 2.6(b).

2.9  Security.

(a)  Collateral Documents, Etc. The Obligations shall be secured by, and the relevant Loan Party shall deliver or cause to be delivered to Administrative Agent on the Closing Date, or pursuant to Section 3.3 hereof, as applicable, the following:

(i)  a Collateral Account Agreement, duly executed by Borrower, Administrative Agent and Depositary, dated as of the Closing Date (the “Account Agreement”);

(ii)  a Pledge and Security Agreement, duly executed by each Loan Party and Administrative Agent, dated as of the Closing Date (the “Security Agreement”);

(iii)  a Pledge Agreement, duly executed by Pledgor and Administrative Agent, dated as of the Closing Date (the “Pledge Agreement”);

(iv)  the Consents, as set forth on Exhibit F, as applicable; and

(v)  such other documents, instruments and agreements as Administrative Agent may reasonably request to grant to Administrative Agent, and perfect, Liens in (A) all assets of Borrower and any Subsidiary Guarantor and (B) the ownership interests in Borrower owned by Pledgor and in any Subsidiary Guarantor owned by a Loan Party.

(b)  Further Assurances. Each Loan Party shall deliver to Administrative Agent each of the foregoing and such other instruments, agreements, certificates and documents (including UCC financing statements) as Administrative Agent may request to perfect and maintain the first priority Liens granted to Administrative Agent by the foregoing prior to the Liens (other than Permitted Liens) or other interests of any Person other than Administrative Agent. Each Loan Party shall, and shall cause Pledgor to, fully cooperate with Administrative Agent and perform all additional acts reasonably requested by Administrative Agent to effect the purposes of the foregoing.

2.10 Tax Treatment.

Each Loan Party and each of the Lenders agrees to treat the Loans as debt of Borrower (or the Person from whom Borrower is disregarded as separate for U.S. federal income tax purposes) for U.S. federal income tax purposes and will not take or permit any of its Affiliates to take any positions inconsistent with such position unless following a successful IRS assessment, such position is otherwise required by applicable law.

ARTICLE 3
CONDITIONS PRECEDENT

3.1  Conditions Precedent to the Closing Date.

The obligation of the Lenders party hereto on the Closing Date to enter into the transactions contemplated by this Agreement and to make Loans hereunder is subject to the prior or concurrent satisfaction of each of the following conditions (unless waived in writing by Administrative Agent and each of the Lenders):

(a)  Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of Pledgor and each Loan Party, certified by the appropriate officer or representative of each such Person as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and the Financing Documents and any instruments or agreements required hereunder or thereunder, in each case, to which such Person is a party, and in the case of Borrower, the Borrowing of the Loans provided for herein.

(b)  Incumbency. Delivery to Administrative Agent of a certificate satisfactory in form and substance to Administrative Agent from Pledgor and each Loan Party, signed by the appropriate authorized officer(s) or representative(s) of each such Person and dated the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Financing Documents and any instruments or agreements required hereunder or thereunder, in each case, to which such Person is a party.

(c)  Formation Documents. Delivery to Administrative Agent of (i) a copy of the certificate of formation of Pledgor and each Loan Party, each certified by the Secretary of State of the applicable State of formation, and (ii) a copy of the operating agreement of such Person, certified by its applicable secretary or representative.

(d)  Good Standing. Delivery to Administrative Agent of certificates issued by the Secretary of State of the jurisdiction of incorporation or formation of each of Pledgor and each Loan Party, certifying that each of Pledgor and each Loan Party is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such state, if applicable.

(e)  Satisfactory Proceedings. All corporate, partnership, limited liability company and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Administrative Agent and the Lenders.

(f)  Operative Documents.

(i)  Delivery to Administrative Agent of fully executed Financing Documents, all of which Financing Documents shall be satisfactory in form and substance to Administrative Agent and the Lenders and shall have been duly authorized, executed and delivered by the parties thereto.

(ii)  The Material Equipment Documents shall be delivered to Administrative Agent and the Lenders (which may be delivered pursuant to the Dataroom), and each Material Equipment Document shall be certified by an authorized officer or representative of Borrower as being true, complete and correct in all material respects and in full force and effect on the Closing Date pursuant to the certificate delivered as provided in Section 3.1(g), which certificate shall include a certification that (A) neither Borrower nor, to Borrower’s knowledge, any other party to any Material Equipment Document is in material breach of any obligation thereunder, and (B) except as expressly set forth in such certificate with respect to Borrower, all conditions precedent to the performance by Borrower of its obligations under and, to Borrower’s knowledge, all conditions precedent to the performance by the other parties of their respective obligations, under the Material Equipment Documents to have been performed as of the Closing Date have been satisfied.

(g)  Certificate of Borrower. Administrative Agent shall have received a closing certificate, dated as of the Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit G (the “Borrower’s Closing Certificate”).

(h)  Legal Opinions. Delivery to Administrative Agent of an opinion of Vinson & Elkins LLP, special New York counsel for Pledgor and each Loan Party, in form and substance satisfactory to Administrative Agent and the Lenders.

(i)  Insurance. Administrative Agent shall have received:

(i)  a report of the Insurance Consultant, provided that if such report of the Insurance Consultant is not addressed to, or prepared for, Administrative Agent or the Lenders, Administrative Agent shall also have received a Reliance Letter with respect to such report of the Insurance Consultant, each in form and substance reasonably satisfactory to Administrative Agent and the Lenders;

(ii)  certificates of insurance from Borrower’s brokers, evidencing insurance complying with Section 5.14; and

(iii)  a certificate from Borrower’s insurance broker that such insurance is in compliance with the terms and conditions of Section 5.14, is in full force and effect and all premiums then due have been paid or are not in arrears.

(j)  Qualified Appraiser Valuation. Administrative Agent shall have received a Qualified Appraiser Valuation as of the Closing Date, as well as a Reliance Letter with respect to such Qualified Appraiser Valuation, each in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

(k)  Funds Flow Memorandum. Administrative Agent shall have received a Funds Flow Memorandum, in form and substance satisfactory to Administrative Agent. The Funds Flow Memorandum shall provide that the proceeds of any Borrowing on the Closing Date in respect of Siemens F-Class Equipment will be used to, inter alia, make a payment to Siemens in an amount equal to $168,300,000 pursuant to the applicable Equipment Purchase Agreement.

(l)  Applicable Permits. Delivery to Administrative Agent (which may be pursuant to the Dataroom) of (i) Exhibit H-1, the schedule of Applicable Permits required to be obtained by Borrower and its Subsidiaries in connection with the acquisition, refurbishment, ownership, storage or maintenance of the Equipment, such Exhibit H-1 in form and substance satisfactory to Administrative Agent and the Lenders, and (ii) copies of each Applicable Permit listed on Exhibit H-1 required to have been obtained by the Closing Date, each in form and substance satisfactory to Administrative Agent and the Lenders. Borrower and its Subsidiaries (or any authorized contractor of Borrower or its Subsidiaries on behalf of Borrower or such Subsidiaries, respectively) shall have duly obtained or been assigned and there shall be in full force and effect in Borrower’s or such Subsidiaries’ (or any authorized contractor of Borrower or its Subsidiaries on behalf of Borrower or such Subsidiaries) name, and not subject to any appeal or further proceeding or to any unsatisfied condition that may allow a material modification or revocation of, the Applicable Permits required to have been obtained by the Closing Date by Borrower as set forth on Exhibit H-1, which includes all of the Applicable Permits required to have been obtained by the Closing Date. The Applicable Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to have a Material Adverse Effect.

(m)  No Change in Tax Laws. As of the Closing Date, no change shall have occurred in any law or regulation or interpretation thereof that would subject Administrative Agent or any Lender to any material unreimbursed Excluded Taxes.

(n)  Absence of Litigation. No material action, suit, administrative proceeding or investigation shall have been instituted or, to the knowledge of any Loan Party, threatened in writing, against any Loan Party, Pledgor or the Equipment.

(o)  Closing Costs and Payment of Fees. All Transaction Costs required to be paid to or deposited with Administrative Agent or any Lender pursuant to this Agreement or any other Financing Document shall have been paid in full (or, with the consent of Administrative Agent, shall be paid concurrently with the occurrence of the Closing Date in accordance with the terms of the Funds Flow Memorandum).

(p)  Financial Statements. Administrative Agent shall have received the most recent audited annual financial statements and most recent quarterly financial statements from Sponsor on a consolidated basis; provided that, the Administrative Agent acknowledges and agrees that the above shall be deemed to have been delivered if Sponsor has filed such financial statements with the SEC or EDGAR in compliance with the requirements thereof and are available on a website where such financial statements are posted that can be freely accessed.

(q)  UCC Reports; Litigation and Docket Reports; Filings. Administrative Agent shall have received (i) a UCC-1 (or similar) report of a recent date before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral on the Closing Date, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under such Collateral Documents will be prior to all other financing statements or other security documents in respect of the Collateral (subject only to Permitted Liens), and (ii) litigation and docket search reports of a recent date before the Closing Date, satisfactory to the Lenders, for each of the jurisdictions in which Pledgor or any Loan Party has a main place of business. Any document required to be filed, registered, notarized or recorded in order to create and perfect the security interests in the Collateral as first priority Liens on the Collateral shall have either (i) been executed (if applicable) and delivered to the Lenders for filing or recording in form and substance satisfactory to the Lenders, or (ii) been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the reasonable judgment of Administrative Agent to perfect such security interests as such first priority Liens on the Collateral shall have been effected.

(r)  Equipment Report. Borrower shall have delivered to Administrative Agent a schedule of any Loan Party’s anticipated sales of Qualified Equipment, by calendar quarter through the Stated Maturity Date, substantially similar in form to Exhibit H-4 (the “Equipment Sale Forecast”).

(s)  Equipment Inventory Report. Borrower shall have delivered to Administrative Agent a schedule of Qualified Equipment held by any Loan Party at Eligible Locations as of the Closing Date, setting forth the technology, type, Eligible Location and age of such Qualified Equipment, substantially similar in form to Exhibit H-5 (an “Equipment Inventory Report”).

(t)  Material Adverse Change. There shall not have occurred any material adverse change in the (i) Equipment Sales Forecast delivered as at the Closing Date or (ii) the financial condition, business or property of any Major Equipment Supply Participant.

(u)  Title. In respect of Delivered Equipment only, each relevant Loan Party shall have acquired all right, title and interest in and to the Collateral on terms and conditions consistent with the Equipment Purchase Agreements or otherwise satisfactory to Administrative Agent and the Lenders, and the applicable Loan Party shall have provided Administrative Agent with such documents or other evidence thereof as Administrative Agent and the Lenders shall reasonably require.

(v)  Establishment of Collateral Accounts. The Collateral Accounts required under the Account Agreement shall have been established to the satisfaction of Administrative Agent and the Lenders.

(w)  Representations and Warranties. Each representation and warranty of each Loan Party and Pledgor under the Financing Documents shall be true and correct in all material respects (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Closing Date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(x)  Patriot Act Compliance. Borrower shall have delivered to Administrative Agent (i) all such documentation and information requested by Administrative Agent and the Lenders that are necessary (including the name and address) for Administrative Agent and the Lenders to identify each Loan Party and Pledgor and owners thereof in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), at least three (3) days prior to the Closing Date and (ii) at least three (3) days prior to the Closing Date, to the extent any Loan Party or Pledgor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person.

(y)  No Event of Default or Inchoate Default. No Event of Default or Inchoate Default has occurred and is continuing as of the Closing Date.

(z)  Notice of Borrowing. With respect to a Borrowing of Loans, Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(b) for Loans and certifying as to the matters set forth in Section 3.1(aa).

(aa)  Acceptable Work; No Liens; Lien Waivers. (i) All work that has been done on the Equipment that is the subject of the Loans has been done in accordance with the applicable Material Equipment Document and Prudent Industry Standards, in all material respects, (ii) there has not been filed with or served upon any Loan Party notice of any Lien, claim of Lien or attachment upon or claim affecting any of the Equipment which has not been released or which will not be released with the payment of such obligation out of such Loan, other than Permitted Liens and (iii) with respect to Equipment Acquisition Costs in respect of an Equipment Purchase Agreement, Administrative Agent shall have received copies of invoices, partial or final lien waivers or other such similar documentation supplied by the applicable Equipment Seller to the relevant Loan Party pursuant to the applicable Material Equipment Document as of the date of the Borrowing (such documentation to be in form and substance reasonably acceptable to Administrative Agent).

(bb)  Reserve Accounts. On or prior to the Closing Date, the Reserve Accounts shall have been funded in accordance with the provisions of the Account Agreement.

(cc)  Siemens F-Class Equipment Use of Proceeds. The proceeds of any Borrowing on the Closing Date in respect of Siemens F-Class Equipment will be used to, inter alia, make a payment to Siemens in an amount equal to $168,300,000 pursuant to the applicable Equipment Purchase Agreement.

(dd)  Due Diligence. Administrative Agent and the Lenders shall have completed all due diligence to its reasonable satisfaction.

(ee)  Sponsor Letter. Administrative Agent shall have received a copy of the Net Profits Interest Acknowledgement Letter, duly executed by the parties thereto.

3.2  Conditions Precedent to Borrowings after the Closing Date.

The obligation of the Lenders party hereto to make any Loans after the Closing Date is subject to the prior or concurrent satisfaction of each of the following conditions (unless waived in writing by Administrative Agent and each of the Lenders):

(a)  Notice of Borrowing. With respect to a Borrowing of Loans, Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(b) for Loans and certifying as to the matters set forth in Section 3.1(aa).

(b)  Qualified Equipment. The Equipment being purchased with the proceeds of such Borrowing, or that has previously been purchased and is supporting such Borrowing, shall constitute Qualified Equipment and Administrative Agent shall have received a Qualified Appraiser Valuation with respect to such Qualified Equipment, as well as a Reliance Letter with respect to such Qualified Appraiser Valuation, each in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

(c)  Material Equipment Documents. Each Loan Party party to a Material Equipment Document shall have delivered (which may be pursuant to the Dataroom) to Administrative Agent (i) all Material Equipment Documents related to such Qualified Equipment being acquired or previously acquired and (ii) to the extent not already provided pursuant to, and subject to the timing set forth in, Section 3.3(b), all Consents related thereto in form and substance reasonably acceptable to Administrative Agent, and each such Material Equipment Document and Consents shall be certified by an authorized officer or representative of the applicable Loan Party as being true, complete and correct in all material respects and in full force and effect on the date of such Borrowing, which certificate shall include a certification that (A) neither such Loan Party nor, to such Loan Party’s knowledge, any other party to any such Material Equipment Document or Consents is in material breach of any obligation thereunder, and (B) except as expressly set forth in such certificate with respect to such Loan Party, all conditions precedent to the performance by such Loan Party of its obligations under and, to such Loan Party’s knowledge, all conditions precedent to the performance by the other parties of their respective obligations under such Material Equipment Documents to have been performed as of such date have been satisfied.

(d)  Acceptable Work; No Liens; Lien Waivers. (i) All work that has been done on the Equipment that is the subject of the Loans being borrowed has been done in accordance with the applicable Material Equipment Document and Prudent Industry Standards, in all material respects, (ii) there has not been filed with or served upon any Loan Party notice of any Lien, claim of Lien or attachment upon or claim affecting any of such Equipment which has not been released or which will not be released with the payment of such obligation out of such Loan, other than Permitted Liens and (iii) with respect to Equipment Acquisition Costs in respect of such Equipment, Administrative Agent shall have received copies of invoices, partial or final lien waivers or other such similar documentation supplied by the applicable Equipment Seller to the applicable Loan Party pursuant to the applicable Material Equipment Document as of the date of the Borrowing (such documentation to be in form and substance reasonably acceptable to Administrative Agent).

(e)  Representations and Warranties. Each representation and warranty of each Loan Party and Pledgor under the Financing Documents shall be true and correct in all material respects (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the date of the Borrowing (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(f)  No Event of Default or Inchoate Default. At the time of and immediately after giving effect to such Borrowing, no Event of Default or Inchoate Default shall have occurred and be continuing.

(g)  Reserve Accounts. On or prior to the date of such Borrowing, the Reserve Accounts shall have been funded in accordance with the provisions of the Account Agreement.

3.3  Conditions Subsequent to the Closing Date.(a) Each Loan Party agrees that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Financing Documents, including, without limitation, those conditions set forth in Section 3.1 and Section 3.2, each applicable Loan Party shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by any Loan Party to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Financing Document to be breached, the Required Lenders hereby waive such breach for the period from the Closing Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 3.3):

(a)  Auditor Report. Within 60 days following the Closing Date, the Administrative Agent shall have received a report from a an independent certified public accountant selected by Sponsor, as well as a Reliance Letter with respect to such report, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b)  Material Equipment Document Consents. Within 30 days following the Closing Date, the Administrative Agent shall have received the duly executed Consents which shall be in full force and effect, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Loan Party makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Closing Date and each other date when such representations and warranties are required to be made or deemed made:

4.1  Organization.

Each Loan Party (a) is a limited liability company duly constituted, validly existing and in good standing under the laws of the State of its formation and (b) is in good standing as a foreign limited liability company in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, unless the failure to be in good standing would not cause a Material Adverse Effect. Each Loan Party has all requisite power and authority to own or hold under lease and operate the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents, and has the requisite power and authority to execute, deliver and perform each Operative Document to which it is a party. As of the Closing Date, Sponsor is the indirect owner of 100% of the membership interests in Pledgor, Pledgor is the sole member and owner of 100% of the membership interests in Borrower, and Borrower is the sole member and owner of 100% of the membership interests in Firebird Equipment Holdco LLC.

4.2  Authorization; No Conflict.

Each Loan Party has duly authorized, executed and delivered each Operative Document to which it is a party, and neither such Loan Party’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) conflicts with or constitutes a material default under or results in a material violation of the provisions of the Organizational Documents or any Legal Requirement applicable to or binding on such Loan Party or any of its properties or on the Collateral; (b) constitutes a material default under or results in a material violation of the provisions of any Material Equipment Document or any indenture, mortgage, deed of trust, or agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound or affected; or (c) results in or requires the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of its property or assets under, or result in the acceleration of, any obligation. The execution, delivery and performance by each Loan Party of each Operative Document to which it is a party does not require the approval or consent of any holder or trustee of any Debt or other obligations of such Loan Party which has not been obtained.

4.3  Enforceability.

Each Operative Document to which each Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. None of the Operative Documents to which any Loan Party is a party has been amended or modified since the Closing Date except in accordance with this Agreement.

4.4  Compliance with Law.

(a) Each Loan Party is in compliance with and not in default under its Organizational Documents; and (b) Each Loan Party is in material compliance with all Legal Requirements applicable to it, the Equipment and the Equipment storage sites. No written notices of violation of any Legal Requirement relating to the Equipment or the Equipment storage sites have been received by a Loan Party or, to such Loan Party’s knowledge, its Affiliates.

4.5  ERISA.

Neither the Loan Parties nor Pledgor maintains, contributes to, or has (or could reasonably be expected to have) any direct liability to any Plan or Foreign Pension Plan. Neither the Loan Parties nor Pledgor maintains, contributes to, or has (or could reasonably be expected to have) any direct liability to a Pension Plan, nor has any obligation to contribute to or direct liability to any Multiemployer Plan. Except as would not, individually or in the aggregate, reasonably be expected to adversely affect either the Loan Parties’ or Pledgor’s ability to fulfill its obligations under any Operative Document, no ERISA Affiliate of any Loan Party or Pledgor maintains, contributes to, or has (or could reasonably be expected to have) any liability to a Pension Plan, or has (or could reasonably be expected to have) any obligation to contribute to or any liability to any Multiemployer Plan.

4.6  Taxes.

(a)  Each Loan Party has filed, or has caused to be filed, all federal, state, workers’ compensation premium and unemployment compensation contribution and local tax returns that each is required to file, have paid or have caused to be paid all taxes, workers’ compensation premiums and unemployment compensation contributions each required to pay to the extent due and payable (other than those taxes that it is contesting in good faith and by appropriate proceedings, for which adequate, segregated reserves are established in accordance with GAAP other than de minimis taxes that it shall pay promptly upon its knowledge of non-payment). Each Loan Party has provided, or will provide, Equipment Sellers with all necessary sales and use tax exemption certificates, forms of purchaser’s statements or other applicable documentation in order for such Loan Party not to be charged sales or use taxes for all federal, state and local jurisdictions relating to building materials that are exempt from such taxes, or such Loan Party has paid or provided for all such taxes in full.

(b)  Each Loan Party is, and has since its formation been, an entity disregarded as separate from Sponsor, and is a U.S. Person.

4.7  Business, Debt, Contracts, Etc.

No Loan Party has conducted any business other than business permitted under Section 5.7, has no outstanding Debt or other material liabilities other than pursuant to or as allowed by the Operative Documents, and no Loan Party is a party to or bound by any material contract other than pursuant to or allowed by the Operative Documents.

4.8  Filings.

No filing, recording, refiling or rerecording other than those listed on Exhibit E-2 is necessary to perfect and maintain the perfection and priority of the interest, title or Liens referred to in Section 4.21 with respect to Collateral that can be perfected by filing.

4.9  Investment Company.

Neither Pledgor nor any Loan Party is required to register as an investment company, as such term is defined in the Investment Company Act of 1940, as amended.

4.10 [Reserved].

4.11  Regulation U, Etc.

No Loan Party is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Borrowings or the Revenues will be used by any Loan Party to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

4.12  Financial Statements.

The financial statements delivered in respect of the Loan Parties and Sponsor pursuant to Section 3.1(p) and Section 5.3 fairly present, in all material respects, the financial condition of the Person to whom they relate, as at such date, subject to normal year-end audit adjustments and such financial statements have been prepared in accordance with U.S. GAAP consistently applied. The Loan Parties do not have outstanding obligations or liabilities, fixed or contingent, except (i) as disclosed or included in such financial statements and (ii) as otherwise permitted pursuant to the Financing Documents.

4.13  Partnerships and Joint Ventures.

No Loan Party is a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture or a member in any limited liability company.

4.14  Existing Defaults.

No Loan Party is in default under any material term of any Material Equipment Document, and, to such Loan Party’s knowledge, no other party to any Material Equipment Document (other than such Loan Party) is in default under any material term thereunder.

4.15  No Default.

No Event of Default or Inchoate Default has occurred and is continuing which has not been disclosed to Administrative Agent by Borrower in writing.

4.16  Permits.

All Permits required to be obtained by a Loan Party in connection with the acquisition, refurbishment, ownership, storage and maintenance of the Equipment are set forth on Exhibit H-1. As of the date of each Borrowing, each Applicable Permit that is (i) necessary to be obtained as of such date, is in full force and effect, is not subject to any appeals or further proceedings or to any unsatisfied condition that may allow material modification or revocation, and all applicable appeals periods have expired; (ii) of a type that is routinely granted on application and that is not required to be obtained before the acquisition, refurbishment, ownership, storage and maintenance of the Equipment, as contemplated by the Operative Documents; or (iii) not necessary to be obtained as of such date and, to such Loan Party’s knowledge, will be obtained in due course on commercially reasonable terms and conditions, without substantial expenses or delay, when required pursuant to any Legal Requirements. No Loan Party is in material violation of any Applicable Permit.

4.17  Offices, Location of Collateral.

(a)  The chief executive office or chief place of business (as such term is used in Article 9 of the Uniform Commercial Code) of each Loan Party is located at 620 S. Taylor, Suite 301, Amarillo, TX 79101.

(b)  All of the Collateral (other than the Accounts, general intangibles and certificated securities) is located at or on the applicable Eligible Location or at the address set forth in Section 4.17(a), and each of the foregoing is located in an Eligible Location.

4.18  Material Adverse Change(a).

(a)  No event, condition, circumstance or change that has, or could reasonably be expected to have, a Material Adverse Effect has occurred and is continuing.

(b)  Since the Closing Date, there has occurred no change in the Equipment Sale Forecast delivered on the Closing Date that could reasonably be expected to have a Material Adverse Effect.

4.19  Environmental Matters.

(a)  There are no pending or, to any Loan Party’s knowledge, threatened in writing material Environmental Claims, to which any Loan Party is a party or is subject, or by which any Loan Party or its properties are bound.

(b)  Each Loan Party is in material compliance with all Environmental Laws applicable to such Person.

4.20  Litigation.

There are no pending or, to any Loan Party’s knowledge, threatened (in writing) material actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which such Loan Party, or to such Loan Party’s knowledge, any of the Major Equipment Supply Participants is a party or is subject, or by which any of them or any of their properties are bound which could reasonably be expected to have a Material Adverse Effect.

4.21  Title and Liens.

Each Loan Party has good title to the assets and properties that comprise all of the Equipment constituting Delivered Equipment and other Collateral then existing, in each case free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens. Each Loan Party does not own material assets other than the Equipment or any other Collateral.

4.22  Solvency.

Each Loan Party is Solvent, both before and after taking into account each of the transactions contemplated by the Financing Documents.

4.23  Material Equipment Document.

(a)  Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and other rights granted, in each case pursuant to the Material Equipment Documents:

(i)  are sufficient to enable the Equipment (A) to be acquired, refurbished, owned, stored and maintained by the applicable Loan Party (or stored by Warehouse Provider) materially in accordance with all Legal Requirements and (B) to be ready to be transferred to the Matador Project or otherwise sold in accordance with the then applicable Equipment Sales Forecast; and

(ii)  provide adequate ingress and egress for any reasonable purpose in connection with the acquisition, refurbishment, ownership, storage or maintenance of the Equipment.

(b)  All Material Equipment Documents relating to the Equipment which any Loan Party is a party, including, but not limited to Equipment Purchase Agreements and Warehousing Agreements, that are in effect on the Closing Date are listed on Exhibit I. Copies of all Material Equipment Documents to which a Loan Party is a party as currently in effect have been delivered to Administrative Agent by such Loan Party. Except as has been previously disclosed in writing to Administrative Agent, none of the Material Equipment Documents to which a Loan Party is a party has been amended, modified or terminated and each such Material Equipment Document is in full force and effect.

4.24  Arm’s-Length Transactions. To the knowledge of each Loan Party, the pricing terms of each Equipment Purchase Agreement are consistent with arm’s-length market practices.

4.25  [Reserved].

4.26  Force Majeure.

To each Loan Party’s knowledge, no material force majeure event under (and as defined in) any Material Equipment Document has occurred and is continuing.

4.27  Disclosure.

(a)  All documents, reports or other written information pertaining to any of the Loan Parties and Pledgor or the Equipment that have been furnished to Administrative Agent or any Lender by or at the direction of the Loan Parties, Pledgor or any of their Affiliates, any of their respective employees, officers, authorized representatives or agents (including (i) any application to any Lender for the extensions of credit provided for in the Financing Documents, (ii) the Financing Documents, including the exhibits and schedules attached thereto, (iii) all other information relating to any Loan Party or Pledgor or the Equipment provided by such Loan Party to Administrative Agent, any Lender or any third party consultant, and (iv) any such documents, reports or other written information provided by a Loan Party, Pledgor or any Affiliate thereof, other than reports provided by third-party consultants (and excluding the Equipment Sales Forecast and any forward-looking projections, estimates, forecasts or other expressions of view as to future circumstances (collectively, “Forward-Looking Information”))), taken as a whole, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. All Forward-Looking Information that is part of such information and provided by a Loan Party, Pledgor or any Affiliate thereof are based upon a number of material estimates and assumptions and are subject to business, economic and competitive and other uncertainties and contingencies, that actual results during the period or periods covered by any such Forward-Looking Information may differ materially and significantly from the projected results and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such projections will be achieved or that the forward-looking statements expressed in such Forward-Looking Information will correspond to actual results.

(b)  The Equipment Sales Forecast (i) as of the Closing Date, is based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (ii) as of the Closing Date, is consistent with the provisions of the Financing Documents and the Material Equipment Documents in all material respects, (iii) has been prepared in good faith and with due care and (iv) fairly represent the reasonable expectations of each Loan Party as to the matters covered thereby as of its date.

(c)  As of the date delivered, the information included in each Beneficial Ownership Certification is true and correct in all respects.

4.28  Collateral.

The security interests granted to Administrative Agent pursuant to the Collateral Documents in the Collateral (a) constitute as to personal property included in the Collateral and, with respect to subsequently acquired personal property included in the Collateral, will constitute, (in each case, to the extent a security interest in such personal property may be perfected by the filing of a UCC financing statement) a perfected security interest and Lien after the proper filing of each applicable UCC financing statement listed on Exhibit E-1 hereof, and (b) are, and, with respect to such subsequently acquired property, will be, as to such Collateral perfected after the proper filing of each applicable UCC financing statement, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens. Except to the extent control of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect Administrative Agent’s or Depositary’s rights in and to, and first priority Lien on, the Collateral, including any recording, filing, registration, giving of notice or other similar action. The Collateral Documents relating to the Collateral and the financing statements relating thereto have been (or substantially concurrently will be) duly filed or recorded in each office and in each jurisdiction where required in order to create, perfect and maintain perfected the first Lien and security interest described above. Administrative Agent will have been properly provided control of all Collateral that requires or allows for perfection of the Lien and security interest described above by control.

4.29  Intellectual Property.

Each Loan Party owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, franchises, patent rights, licenses and other intellectual property rights with respect thereto that are necessary to own the applicable Equipment, if any and has obtained assignment of all such licenses and other intellectual property rights as currently contemplated without any conflict with the rights of others unless the failure to own, obtain or have such right would not have a Material Adverse Effect. No product, process, method, substance, part or other material sold or employed by a Loan Party in connection with the Equipment infringes any patent, trademark, service mark, trade name, copyright, franchise, patent rights, license or other intellectual property right except for any such infringement that would not have a Material Adverse Effect.

4.30  Insurance.

Insurance complying with Section 5.14 is in full force and effect and all premiums then due thereon have been paid in full.

4.31  Accounts.

No Loan Party has an “account” with a “bank” (within the meaning of Sections 4-104(a)(1) and 4-105(1) of the Uniform Commercial Code, respectively) other than the Accounts established in accordance with this Agreement and the other Financing Documents.

4.32  OFAC, Anti-Corruption and Anti-Money Laundering Laws.

(a)  Neither any Loan Party nor Pledgor nor any of their respective Subsidiaries, directors, officers or employees, or to the knowledge of such Loan Party, any of their respective agents or Affiliates (i) is a Sanctioned Person or (ii) is or has been since January 1, 2021, engaged in any transaction with any Sanctioned Person or in any Designated Jurisdiction, or (iii) is subject to debarment or any list-based designations under any Trade Control Law.

(b)  Each Loan Party and Pledgor and each of the respective directors and officers of such Loan Party and Pledgor (i) is and has been for the past five (5) years in compliance with all applicable Anti-Corruption Laws in obtaining any consents, licenses, approvals, authorizations, rights or privileges with respect to the Equipment and (ii) is otherwise conducting, and has conducted for the past five (5) years, all activities in connection with the Equipment and all business in relation to the Equipment, such Loan Party and Pledgor, in compliance with all applicable Anti-Corruption Laws. Each Loan Party and Pledgor has instituted and maintains policies and procedures designed to promote and ensure compliance with Anti-Corruption Laws.

(c)  Neither Loan Party nor Pledgor nor any of their respective Subsidiaries, directors, or officers, or to the knowledge of such Loan Party, any of their respective employees, agents, or Affiliates is, or has been, in violation of any Anti-Money Laundering Laws.

4.33  Labor Matters, Etc.

No Loan Party is a party to or bound by any collective bargaining agreement. There are no strikes, lockouts, work stoppages or other labor disputes against any Loan Party, or to the best of each Loan Party’s knowledge, threatened in writing against or affecting such Loan Party, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.34  Casualty; Event of Eminent Domain.

No material Casualty Event or Event of Eminent Domain has occurred with respect to any assets or property of a Loan Party.

ARTICLE 5
AFFIRMATIVE COVENANTS OF the LOAN PARTIES

Each Loan Party covenants and agrees that so long as this Agreement is in effect, it will, unless Administrative Agent and the Required Lenders waive compliance in writing:

5.1  Payment.

Pay all sums due under this Agreement and the other Financing Documents according to the terms hereof and thereof.

5.2  Notices.

As soon as reasonably practicable and in any event within five (5) Banking Days after acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to Administrative Agent of the following (it being understood that delivery of such notice shall not be deemed to result in a waiver of any Inchoate Default or Event of Default arising from any of the matters notified):

(a)  Any material litigation pending or, to the knowledge of any Loan Party, threatened in writing (i) against a Loan Party or Pledgor involving claims against any Loan Party, Pledgor or the Equipment in excess of one million Dollars ($1,000,000) (in the aggregate for any related litigation) or (ii) against a Loan Party or Pledgor involving any material injunctive, declaratory or other equitable relief;

(b)  Any material dispute or disputes which may exist between a Loan Party or Pledgor and any Governmental Authority and which involve (i) claims against a Loan Party or Pledgor that exceed one million Dollars ($1,000,000) (in the aggregate for any related disputes); (ii) material injunctive or declaratory relief; (iii) revocation, material modification, suspension or the like of any Applicable Permit; or (iv) any Liens for taxes due but not paid in excess of one million Dollars ($1,000,000);

(c)  Any Casualty Event or Event of Eminent Domain, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of a Loan Party or any of its partners, officers, directors, employees, contractors, consultants or representatives, or of any other Person if such Casualty Event or Event of Eminent Domain affects any Loan Party or the Equipment, in excess of one million Dollars ($1,000,000) for any one such event;

(d)  Any cancellation or material adverse change in the terms, coverages or amounts of any insurance described in Section 5.14;

(e)  Any matter which has or could reasonably be expected to have a Material Adverse Effect;

(f)  Any act or agreement by a Loan Party to become a surety, guarantor, endorser or accommodation endorser for Debt of a third party other than endorsement of negotiable instruments for collection purposes;

(g)  Any intentional withholding of material compensation to any Equipment Seller under the Equipment Purchase Agreements, or the Warehouse Providers under the Warehousing Agreements, other than retention or other withholding provided by the express terms of the Equipment Purchase Agreements and the Warehousing Agreements;

(h)  Any notice of termination, default or event of default given or received under any Material Equipment Document;

(i)  Any event of force majeure asserted under any Material Equipment Document, and, to the extent reasonably requested by Administrative Agent and reasonably available to any Loan Party, copies of any related invoices, statements, supporting documentation, schedules, data or affidavits delivered under the relevant Material Equipment Document related to such event of force majeure;

(j)  Any written notice from any Governmental Authority initiating or threatening the commencement of material proceedings against a Loan Party or Pledgor;

(k)  Any (i) material non-compliance with Environmental Law or release of Hazardous Materials by a Loan Party and (ii) pending or, to such Loan Party’s knowledge, threatened in writing, material Environmental Claim against such Loan Party;

(l)  The occurrence of a Reportable Event with respect to a Plan that could reasonably be expected to result in a Material Adverse Effect or a Lien on the assets of any Loan Party or the Collateral, and the written notice of such Reportable Event must describe in reasonable detail the facts that constitute the Reportable Event;

(m)  Any notice of withdrawal and assessment of withdrawal liability received by a Loan Party, Pledgor or any ERISA Affiliate from a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect or a Lien on the assets of a Loan Party or the Collateral;

(n)  With respect to any Material Equipment Document to which an Affiliate of a Loan Party is a party, any material breach by the applicable Affiliate of the terms thereof;

(o)  Any Additional Project Document or any amendment or modification to any existing Material Equipment Document (together with copies of such Additional Project Document, amendment or modification); and

(p)  Any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification.

5.3  Financial Statements.

(a)  Deliver to Administrative Agent (or cause to be delivered to Administrative Agent), in form and detail reasonably satisfactory to Administrative Agent:

(i)  As soon as available but no later than ninety (90) days after the close of each of the first three calendar quarters, commencing with the calendar quarter ending on March 31, 2026, unaudited quarterly financial statements of and prepared by Borrower and Sponsor (as at the end of such period), accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Person to whom they relate in accordance with U.S. GAAP, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments). For purposes of Borrower, a balance sheet and statement of operations (income statement) shall satisfy the requirements of this clause (i); and

(ii)  As soon as available but no later than one hundred twenty (120) days after the close of each applicable calendar year, commencing with the calendar year ending December 31, 2026, unaudited financial statements of and prepared by Borrower and audited financial statements of and prepared by Sponsor (as at the end of such period), all prepared in accordance with GAAP and, (x) with respect to the unaudited financials of Borrower, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of Borrower in accordance with U.S. GAAP, consistently applied, as at the end of, and for, such periods and (y) with respect to the audited financial statements of Sponsor, certified by an independent certified public accountant selected by Sponsor. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of the applicable Person.

(b)  At the time it furnishes each set of financial statements pursuant to Section 5.3(a) above, a certificate of a Responsible Officer of Borrower (x) to the effect that no Inchoate Default or Event of Default has occurred and is continuing (or, if any Inchoate Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action Borrower has taken and proposes to take with respect thereto) and (y) identifying any change in the Responsible Officers of any such Person, accompanied by a certified specimen signature of any Responsible Officers so appointed (it being agreed that, until Borrower has delivered notice of such new Responsible Officer(s), Administrative Agent shall not be obligated to accept any notice, certificate or other document signed by such new Responsible Officer(s) and shall be entitled to accept any notice, certificate or other document signed by any previously Responsible Officer(s) whose cancellation of authority has not been delivered to Administrative Agent); and

(c)  Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Borrower or Sponsor, as applicable, pursuant to Sections 5.3(a) or 5.3(b) above shall be deemed to have been delivered if Sponsor shall have timely filed an SEC Form 10-Q or Form 10-K, satisfying the requirements of clauses (a) or (b) above, as the case may be, with the SEC or EDGAR and such financial statements are timely posted by or on behalf of the Borrower and Sponsor and can be freely accessed by the Administrative Agent and each Lender; provided that, the Borrower shall promptly give notice of such filing to the Administrative Agent (and in any case no more than five (5) Banking Days after the date of such filing).

5.4  Equipment Reports.

(a)  Equipment Appraisals.

(i)  Annual Qualified Appraiser Valuation. Deliver to Administrative Agent, at Borrower’s cost and expense, an annual Qualified Appraiser Valuation, within sixty (60) days after the end of each calendar year, commencing with the calendar year ending December 31, 2026; provided that, subject to the following conditions and at any time on or after the date occurring six (6) months after the Closing Date, one time per year, upon written request from Administrative Agent, acting at the direction of the Required Lenders, Borrower shall deliver one (1) additional Qualified Appraiser Valuation at the cost and expense of Borrower during each twelve (12) month period commencing on the Closing Date.

(ii)  Quarterly Desktop Appraisals. Deliver to Administrative Agent, at Borrower’s cost and expense, a Desktop Appraisal, within thirty (30) days after the last day of each February, May, August and November, commencing with May 31, 2026.

(iii)  Commissioning of Appraisals. Each Qualified Appraisal Valuation and Desktop Appraisal shall be addressed to Administrative Agent, and explicitly state that that such Qualified Appraiser Valuation or Desktop Appraisal was commissioned by Borrower or one of its Affiliates for the benefit of Administrative Agent, acting on behalf of the Lenders under this Agreement.

(b)  Equipment Sales Forecast.

(i)  Deliver to Administrative Agent annually, within ninety (90) days after the end of each calendar year, commencing with the calendar year ending December 31, 2026, an updated Equipment Sales Forecast; provided that, notwithstanding anything to the contrary herein, the Equipment Sales Forecast may be updated by Borrower from time to time and at any time by delivery of written notice of such update to Administrative Agent.

(ii)  Deliver to Administrative Agent, within sixty (60) days after the end of the first three calendar quarters, commencing with the calendar quarter ending March 31, 2026, an itemized schedule of any Qualified Equipment sold by the Loan Parties during such quarter substantially similar in form to Exhibit H-7 (an “Equipment Sales Report”); provided that Borrower shall not be required to deliver an Equipment Sales Report for any quarter in which no Qualified Equipment has been sold.

(c)  Equipment Inventory and Audits.

(i)  Deliver to Administrative Agent quarterly, within sixty (60) days after the last day of each February, May, August and November, commencing with May 31, 2026, an Equipment Inventory Report, addressed to Administrative Agent acting on behalf of the Lenders under this Agreement, updated as at the end of such calendar quarter.

(ii)  On each anniversary of the Closing Date, at Borrower’s cost and expense, cause a Qualified Auditor to conduct an annual onsite, physical audit of the Qualified Equipment (as reported in the most recent Equipment Inventory Report delivered pursuant to clause (i) above) for purposes of confirming the quantities of Qualified Equipment at each Eligible Location (each such audit, an “Equipment Inventory Audit”) and provide the result of such audit to the Qualified Appraiser and the Administrative Agent; provided that the Qualified Auditor and Qualified Appraiser may be the same Person; provided further that, after and during the continuation of an Event of Default, Administrative Agent, acting at the direction of the Required Lenders, shall have the right to request additional Equipment Inventory Audits (but no more frequently than once per calendar quarter) at Borrower’s cost and expense. The result of each such audit shall be addressed to Administrative Agent, and explicitly state that that such audit was commissioned by Borrower or one of its Affiliates for the benefit of Administrative Agent, acting on behalf of the Lenders under this Agreement.

(iii)  Cause each of the reports delivered pursuant to subclauses (i) and (ii) of this Section 5.4(c) to be prepared so as to allow for delivery to the Qualified Appraiser on a date that also affords the Qualified Appraiser with sufficient time to deliver the Appraisals provided for in this Agreement to Borrower on or prior to the deadlines for Borrower to deliver such Appraisals in accordance with Section 5.4(a).

(iv)  Cause each Warehouse Provider to permit onsite visits by a Qualified Auditor to each Eligible Location for purposes of conducting Equipment Inventory Audits in accordance with subclause (ii) of this Section 5.4(c), which such visit shall be conducted (x) during normal business hours, (y) in the company of a representative of Borrower, and (z) in compliance with industry standard practices and the rules and requirements of the Eligible Locations. The visits provided for in this Section 5.4(c), shall be arranged and requested so as to allow for Warehouse Provider to receive such request at least (A) thirty (30) days in advance of such visit or (B) fifteen (15) days in advance of such visit if an Event of Default has occurred and is continuing, as applicable.

(d)  Development Information. Furnish to Administrative Agent quarterly, within sixty (60) days after the end of each calendar quarter, commencing with the calendar quarter ending March 31, 2026, a report substantially in the form of Exhibit H-8, detailing the status of the construction financing for the Matador Project, including with respect to Matador I and Matador II.

(e)  Repayment Settlement Certificate. Borrower shall provide, no later than five (5) Banking Days prior to any sale of Qualified Equipment, a certificate setting forth the identity of the Purchaser (and relation to Borrower, if applicable), date of such sale, the prepayment or repayment amount and all amounts to be applied pursuant to the terms hereof and Collection Account Waterfall in respect of such sale.

5.5  Material Equipment Documents, Additional Permits and Additional Project Documents.

Deliver to Administrative Agent promptly, but in no event later than thirty (30) days after the receipt thereof by a Loan Party, copies of (a) all Applicable Permits or Additional Project Documents obtained or entered into by such Loan Party after the Closing Date; provided that each Loan Party shall use commercially best efforts to deliver a Consent in respect of such Additional Project Document to the extent such Additional Project Document replaces or substitutes for an existing Material Equipment Document within thirty (30) days after delivery of such Additional Project Document; (b) any material amendment, supplement or other modification to any Material Equipment Document or Applicable Permit received by any Loan Party after the Closing Date; and (c) all material written notices relating to the Equipment received by any Loan Party from any Governmental Authority.

5.6  Other Information.

Deliver to Administrative Agent and the Lenders such other financial and other information requested by Administrative Agent and the Lenders, including information that is necessary for Administrative Agent and the Lenders to identify a Loan Party in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

5.7  Existence, Conduct of Business, Properties, Etc.

Except as otherwise expressly permitted under this Agreement (a) maintain and preserve its existence as a Texas limited liability company as it exists as of the Closing Date and maintain and preserve all material rights, privileges and franchises necessary in the normal conduct of its business (except as could not reasonably be expected to have a Material Adverse Effect); (b) perform (to the extent not excused by force majeure events or the non-performance of the other party) all of its contractual obligations under the Operative Documents to which it is a party; (c) at or before the time that any Permit becomes an Applicable Permit, obtain such Permit; and (d) engage only in business activities associated with the acquisition, refurbishment, ownership, storage, maintenance and disposition of the Qualified Equipment and other activities contemplated under the Operative Documents.

5.8  Obligations.

Pay all obligations arising under any Equipment Purchase Agreement and all material obligations arising under any other Material Equipment Document as and when due and payable, except such as may be contested in good faith or as to which a bona fide dispute may exist; provided that (a) non-payment of such obligation pending the resolution of such contest or dispute would not reasonably be expected to result in a Material Adverse Effect or (b) provision is made to the satisfaction of Administrative Agent in its reasonable discretion for the posting of security (other than the Collateral) for or the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable.

5.9  Books and Records.

Maintain adequate books, accounts and records with respect to each Loan Party and the Equipment and prepare all financial statements required hereunder in accordance with GAAP (to the extent required pursuant to Section 5.3(a)) and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof, and, subject to Governmental Rules, any safety requirements and confidentiality obligations or attorney client privilege or similar privilege permit agents and representatives of Administrative Agent at any reasonable times during normal business hours and upon reasonable prior written notice to examine or audit all of its books, accounts and records and make copies and memoranda thereof. Notwithstanding any provisions of any Financing Document to the contrary, the reasonable and documented costs and expenses of each such visit by such agents permitted hereby shall be borne by Borrower; provided that absent the occurrence and continuance of an Event of Default, such visits at the expense of Borrower shall not occur more frequently than once per annum (in the aggregate for the Agents and the Lenders and any agent or representative thereof). Borrower shall have the right to accompany Agents, Lenders or any agent or representatives in each such visit.

5.10  Preservation of Rights; Further Assurances.

(a)  Preserve, protect and defend the material rights of each Loan Party under each and every Material Equipment Document, including, if appropriate, prosecution of suit to enforce any material right of any Loan Party thereunder and enforcement of any claims with respect thereto, in each case, in accordance with Prudent Industry Standards.

(b)  From time to time, as reasonably requested by Administrative Agent, execute, acknowledge, record, register, deliver and/or file, all such notices, statements, instruments and other documents (including any financing statement, continuation statement, fixture filing, certificate of title or estoppel certificate) relating to the Loans and other Obligations, and stating the interest and charges then due (to the extent necessary or appropriate) and any known defaults, and at the written request of the Administrative Agent or the Lenders take such other steps as may be reasonably necessary to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of Administrative Agent and the other Secured Parties with respect to all Collateral and other security from time to time furnished under this Agreement and the other Financing Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to Administrative Agent.

5.11  Equipment Maintenance; Equipment Storage.

(a)  Maintain, or cause to be maintained, the Qualified Equipment delivered and stored in an Eligible Location in accordance with Prudent Industry Standards and, in all material respects, with the terms of the corresponding Warehousing Agreement; it being understood and agreed, that, after title to such Equipment is transferred to the applicable purchaser under the corresponding Equipment Purchase Agreement, none of the cost of storage, insurance and transportation of such Equipment shall be at the expense of, or with recourse to, or reimbursement by, Borrower.

(b)  Cause the stored Qualified Equipment that constitutes Collateral to be clearly labeled and identifiable and be able to be located at the corresponding Eligible Location.

5.12  Taxes, Other Government Charges and Utility Charges.

Pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments, workers’ compensation premiums, unemployment compensation contributions and governmental charges of any kind that are applicable to a Loan Party and may at any time be lawfully assessed or levied against or with respect to each Loan Party or the Qualified Equipment, all utility and other material charges incurred in the maintenance of the Qualified Equipment, and all material assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the properties of any Loan Party. However, each Loan Party may contest in good faith any such taxes, assessments, workers’ compensation premiums, unemployment compensation contributions and other charges and, in such event, may permit the taxes, assessments, workers’ compensation premiums, unemployment compensation contributions or other charges so contested to remain unpaid during any period, including appeals, when such Loan Party is in good faith contesting the same, so long as (i) adequate reserves the amount of which are determined in accordance with GAAP have been established, or other adequate provision for the payment thereof shall have been made; (ii) enforcement of the contested tax, assessment, workers’ compensation premiums, unemployment compensation contributions or other charge is effectively stayed for the entire duration of such contest; and (iii) any tax, assessment, workers’ compensation premiums, unemployment compensation contributions or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

5.13  Compliance With Laws, Instruments, Etc.

At its expense, within such time as may be required by Legal Requirements (a) comply with all Legal Requirements, except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect; and (b) procure, maintain and comply, or cause to be procured, maintained and complied with all Applicable Permits required for acquisition, refurbishment, ownership, storage or maintenance of the Qualified Equipment or any part thereof, then being made or contemplated by the Operative Documents, except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect, except that, in each case of clauses (a) and (b) of this Section 5.13, Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements; provided that (i) neither Administrative Agent, the Lenders nor any Loan Party would be subject to any criminal liability for failure to comply therewith; and (ii) all proceedings to enforce such Legal Requirements against Administrative Agent, the Lenders, the Loan Parties or the Equipment or any part of any of them, shall have been duly and effectively stayed during the entire pendency of such contest.

5.14  Maintenance of Insurance.

(a)  Maintain or cause to be maintained insurance at substantially the same levels and substantially the same terms as set forth in Exhibit O, with insurance companies having either an “A-” or better rating, with a minimum size rating of “X” by A.M Best or an “A” or better rating by Standard & Poor’s (or an equivalent rating by another nationally recognized insurance rating agency of similar standing).

(b)  Each such policy of liability insurance shall via policy wording or endorsement (i) include the Secured Parties as additional insureds thereunder as their interests may appear (with the exception of workers compensation, if applicable), (ii) waive subrogation against the Secured Parties, (iii) provide coverage on a primary basis and not seek contribution from policies maintained by the Secured Parties, and (iv) include a severability of interest or separation of insureds clause with no material exclusions for cross-liability. Borrower shall provide written notice to Administrative Agent of any cancellation of such policy of liability insurance. Borrower shall cause all insurance proceeds to be applied in accordance with Section 2.2(g)(iv)(B) and Section 3.1 of the Account Agreement.

(c)  In conjunction with the renewal or replacement of any insurance policies required to be procured and maintained hereunder, Borrower shall furnish Administrative Agent with:

(i)  certificates of insurance from its brokers, evidencing the renewal and scope of such insurance complying with this Section 5.14; and

(ii)  a certificate from Borrower’s broker confirming that such insurance is in compliance with the terms and conditions of this Section 5.14, is in full force and effect and all premiums then due have been paid or are not in arrears.

(d)  Upon reasonable prior written request, Borrower will (i) permit Administrative Agent to inspect copies of all insurance policies at Borrower’s office during normal business hours and (ii) furnish Administrative Agent with copies of all binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained hereunder. Administrative Agent shall have no duty to determine whether the insurance maintained by or on behalf of Borrower or any other Loan Party is in accordance with the terms of this Agreement or any other Financing Document.

(e)  In the event any insurance required by this Section 5.14 to be maintained (including the limits or deductibles thereof), other than insurance required by law to be maintained, shall not be available on commercially reasonable terms in the commercial insurance market, then so long as and to the extent such insurance is not available on commercially reasonable terms, other similar insurance or another risk management tool shall be obtained and maintained, if available on commercially reasonable terms; provided, however, that self-insurance shall be subject to the approval of the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that Borrower provides a written report of Borrower’s insurance broker, the Insurance Consultant, or another independent insurance broker of nationally-recognized standing in the insurance industry (i) certifying that such insurance is not available on commercially reasonable terms and, if applicable, that the insurance (or other risk management tool) provided by Borrower is similar and available on commercially reasonable terms, (ii) explaining the basis for such broker’s conclusions, and (iii) containing such other information as the Lenders or the Insurance Consultant may reasonably request. Borrower (on behalf of itself and the other Loan Parties) shall deliver an updated written report required pursuant to the proviso set forth in this paragraph on an annual basis (or otherwise certify no changes from the prior written report to the extent applicable). For the purposes of this Section 5.14, insurance will be considered “not available on commercially reasonable terms” if it is obtainable only at excessive costs which are not justifiable in terms of the risk to be insured (or is not available) and/or generally not being carried by or applicable to the Equipment or the conduct of business and assets similar to that of Borrower because of such excessive costs or unavailability.

No provision of this Section 5.14 or any other provision of this Agreement or any other Operative Document shall impose on the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by any Loan Party, nor shall the Lenders be responsible for any representations or warranties made by or on behalf of a Loan Party, or any other party to any insurance company or underwriter. Any failure on the part of the Lenders to pursue or obtain the evidence of insurance required by this Agreement from Borrower (or any other Loan Party) and/or failure of the Lenders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement, including without limitation this Section 5.14.

5.15  Warranty of Title.

Maintain good and valid title to all of the Collateral owned by it, other than in accordance with Section 6.4.

5.16  Event of Eminent Domain.

If an Event of Eminent Domain shall occur (or to any Loan Party’s knowledge be threatened in writing) with respect to any Collateral in excess of two million Dollars ($2,000,000), (a) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain; and (b) not, without the written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) compromise or settle any claim against such Governmental Authority if it could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall from time to time deliver to Administrative Agent all documents and instruments reasonably requested by it in respect of any proceedings resulting from an Event of Eminent Domain. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall be entitled to participate in any such proceedings to the extent such Loan Party has rights to participate therein.

5.17  Separateness.

Maintain its existence separate and distinct from any other Person, including taking the following actions:

(a)  maintaining its own entity records and accounts, separate from those of Pledgor and its Affiliates;

(b)  conducting its affairs separately from those of Pledgor or any of its respective Affiliates and maintaining accurate and separate books, records and accounts;

(c)  acting solely in its own name as a limited liability company and not that of any other Person, including Pledgor or any of its respective Affiliates, in a manner not misleading to other Persons as to its identity;

(d)  not commingling its funds or assets with those of Pledgor or any of its Affiliates;

(e)  holding itself out as a separate entity; and

(f)  correcting any known understanding regarding its separate existence;

it being understood and agreed, that immaterial breaches of this Section 5.17 that (i) are not, in the aggregate, misleading as to the identity of such Person, (ii) could not reasonably call into question the corporate separateness of a Loan Party from its Affiliates and (iii) otherwise do not undermine the purpose intended to be served by the provisions of this Section 5.17 shall not, in each of clauses (a) through (f) above, be deemed a breach of this Section 5.17.

5.18  Indemnification. Without duplication of any Loan Party’s obligations under Section 2.5(d), 2.6(c), 2.6(d) or 11.4 (and excluding any items or events specifically excluded from the Loan Parties’ obligations thereunder):

(a)  Indemnity. Each Loan Party shall pay, indemnify, and hold each Secured Party and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable, documented and invoiced out-of-pocket fees and expenses of their counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Person in any way arising out of this Agreement or any other Financing Document, including the Collateral Documents, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Secured Party of any of its respective rights or remedies under any of the Financing Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Financing Document or the Loans, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto and whether or not the same are brought by a Loan Party, its direct or indirect equity holders, affiliates or creditors or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Loan Parties shall not have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the fraud, gross negligence or willful misconduct of such Indemnified Person, as determined in a final non-appealable judgment of a court of competent jurisdiction. THE FOREGOING INDEMNITY SHALL APPLY WHETHER OR NOT THE INDEMNIFIED LIABILITIES ARISE AS THE RESULT OF THE SOLE OR JOINT NEGLIGENCE OF ANY PARTY SO INDEMNIFIED.

(b)  Defense of Claim. To the extent that a Loan Party is unable or unwilling to assume the defense of any claim for which indemnification is required pursuant to the provisions of clause (a) of this Section 5.18 (an “Indemnified Claim”) for a period of thirty (30) days following written demand therefor by an Indemnified Person, such Indemnified Person shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any such litigation, proceeding or other action; provided that an Indemnified Person shall have the right to retain separate counsel whether or not such Loan Party is able or willing to assume the defense of any such litigation, proceeding or other action if and to the extent that, in the reasonable opinion of such Indemnified Person and its counsel, such action, suit or proceeding (i) involves the potential imposition of criminal liability upon such Indemnified Person or a conflict of interest between such Indemnified Person and such Loan Party or between such Indemnified Person and another Indemnified Person (unless such conflict of interest is waived in writing by the affected Indemnified Persons) or (ii) involves any risk reasonably likely to result in the loss of any license or permit or other authorization necessary for such Indemnified Person to continue its business as presently conducted. The Loan Parties shall pay the reasonable, documented and invoiced fees and expenses of such legal counsel (other than with respect to disputes between Indemnified Persons), and such legal counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Loan Parties and any legal counsel designated by the Loan Parties. The Loan Parties shall report to the relevant Indemnified Person on the status of any such action, suit or proceeding the defense of which it has assumed as material developments shall occur and from time to time as requested by such Indemnified Person (but not more frequently than once every sixty (60) days). Notwithstanding anything to the contrary set forth herein, no Loan Party shall, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances in which there is no conflict of interest between the affected Indemnified Persons or any such conflict of interest is waived in writing by the affected Indemnified Persons, be liable to the Indemnified Persons (or any of them) under any of the provisions hereof for the fees and expenses of more than one separate firm of attorneys (which firm shall be selected by Borrower with the prior written approval of the affected Indemnified Persons, which approval shall not be unreasonably withheld or delayed, or upon failure to so select, by the affected Indemnified Persons). Notwithstanding anything to the contrary, nothing herein shall prevent, or limit the ability of, any Indemnified Person to retain its own separate legal counsel or pursue or assert any defense or argument, in each case solely at its own expense.

(c)  Settlement, Compromise. Notwithstanding anything herein to the contrary, so long as no Inchoate Default or Event of Default shall have occurred and be continuing and provided the Indemnified Claim does not involve the potential imposition of criminal liability upon such Indemnified Person, no Indemnified Person may compromise or settle any Indemnified Claim involving such Indemnified Person, the defense of which such Indemnified Person has assumed, other than at such Indemnified Person’s own expense, without Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided that in no event shall Borrower or any of its Affiliates be required, in connection with the compromise or settlement of any Indemnified Claim by an Indemnified Person, to admit any guilt, culpability or complicity, or incur any civil or criminal liability, without the prior written consent of Borrower or such Affiliate of Borrower, as the case may be, which consent may be granted, conditioned or withheld in such Person’s sole discretion. Borrower further agrees that it will not, without the prior written consent of the affected Indemnified Persons, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability and obligations that are the subject matter of such action.

(d)  Subrogation. Upon payment of any Indemnified Claim by any Loan Party pursuant to the provisions hereof to or on behalf of an Indemnified Person, such Loan Party, without any further action, shall be subrogated to any and all claims that such Indemnified Person may have relating thereto, and such Indemnified Person shall reasonably cooperate with such Loan Party and give such further reasonable assurances as are necessary or advisable to enable such Loan Party to vigorously pursue such claims.

(e)  Contribution. In the event that the indemnity provided for herein is unavailable or insufficient to hold any Indemnified Person harmless, then, provided such payment is not prohibited by or contrary to any applicable law or public policy, Borrower shall contribute to amounts paid or payable by an Indemnified Person in respect of such Indemnified Person’s Indemnified Claims as to which the indemnity provided for herein is unavailable or insufficient in such proportion as appropriately reflects (i) the relative benefits received or expected to be received by Borrower and its Affiliates, on the one hand, and the Indemnified Person, on the other hand, in respect of the transactions contemplated by this Agreement, (ii) the relative fault of Borrower and its Affiliates, on the one hand, and the Indemnified Person, on the other hand in connection with the acts or omissions which have resulted in the Indemnified Claim, and (iii) any other equitable considerations. Borrower and the Secured Parties agree that it would not be just and equitable if contributions to be made by Borrower pursuant to this clause (e) were to be determined by any method of allocation that does not take into account the equitable considerations referred to above.

(f)  Survival; Defense. The obligations in this Section 5.18 shall survive payment of the Loans and all other Obligations. At the election of any Indemnified Person, the Loan Parties’ indemnification obligations under this Section 5.18 shall include the obligation to defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person, at the sole cost and expense of the Loan Parties subject to the provisions of this Section 5.18. All amounts owing under this Section 5.18 shall be paid within thirty (30) days after written demand therefor.

5.19  Disposition of Equipment; Revenues and Accounts.

(a)  In connection with a disposition of any Qualified Equipment permitted under this Agreement and as a condition to the release from the Lien granted to Administrative Agent in respect of such Qualified Equipment and the associated interests and rights under the Equipment Purchase Agreement, Warehousing Agreement and other Material Equipment Document in respect of such Qualified Equipment (which release shall be effective concurrently with the payment contemplated in this Section 5.19), the Loan Parties shall cause the proceeds of such dispositions of Qualified Equipment to be paid to the Collection Account.

(b)  Each Loan Party shall, or shall cause, promptly upon receipt deposit into the applicable Collateral Account all Revenues, Proceeds or other payments or amounts received by such Loan Party that are required to be deposited into such Collateral Account pursuant to the Account Agreement. In no event shall any Loan Party maintain any deposit or security accounts other than the Accounts.

5.20  Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws. Each Loan Party shall: (a) comply in all respects with applicable Sanctions; and (b) comply in all respects with applicable Anti-Corruption Laws and Anti-Money Laundering Laws; and (c) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, applicable Sanctions and applicable Anti-Money Laundering Laws.

5.21  Specified Borrowing Date Funds.  The Loan Parties shall maintain or cause to be maintained the Specified Borrowing Date Funds in the Collection Account; provided that the Specified Borrowing Date Funds may be transferred from the Collection Account to pay certain third-party vendors with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), in accordance with the terms of the Account Agreement.

5.22  Matador I Lease Agreement.  Use commercially reasonable efforts to enter into or cause the Sponsor to enter into a lease agreement in respect of Matador I for at least 400 MW of power in form and substance reasonably satisfactory to the Administrative Agent (the “Matador Lease”). The Loan Parties agree that in the event the Matador Lease has not been entered into by all parties thereto on or before the 9 month anniversary of the Closing Date, the Administrative Agent shall be permitted to (but is not obligated to) start marketing the Collateral (including any Equipment) to potential buyers, including, without limitation, providing copies of Material Equipment Documents to potential buyers.  For the avoidance of doubt, the Administrative Agent will not sell, foreclose upon or otherwise exercise remedies in respect of the Collateral (including any Equipment) unless and until it is permitted to do so pursuant to Article 8.

ARTICLE 6
NEGATIVE COVENANTS OF THE LOAN PARTIES

Each other Loan Party covenants and agrees that so long as this Agreement is in effect, it will not, without the prior written consent of Administrative Agent and the Required Lenders, or, if so specified, Administrative Agent:

6.1  Contingent Liabilities.

Except as otherwise permitted pursuant to this Agreement (including pursuant to any Applicable Permit or any Operative Document), become liable (or permit Pledgor to become liable) as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation in excess of two million Dollars ($2,000,000) at any time provided, however, that this Section 6.1 shall not be deemed to prohibit (a) the acquisition of goods, supplies or merchandise in the Ordinary Course of Business; (b) the endorsement of negotiable instruments received in the Ordinary Course of Business; or (c) contingent indemnification obligations under any contract or agreement entered into in the Ordinary Course of Business.

6.2  Limitations on Liens.

Create, assume or suffer to exist (or permit Pledgor to create, assume or suffer to exist) any Lien on any of the Collateral or which secures a charge or obligation on any of such Collateral, whether now owned or hereafter acquired, except Permitted Liens.

6.3  Indebtedness.

Incur, create, assume or permit to exist (or permit Pledgor to incur, create, assume or permit to exist) any Debt except (a) the Loans and the other Obligations; and (b) Debt (other than Debt for borrowed money) incurred pursuant to any Material Equipment Document.

6.4  Sale or Lease of Assets.

Sell, lease, assign, transfer or otherwise dispose of assets (including the Equipment) (including without limitation in a sale-leaseback transaction) (a “Transfer”), whether now owned or hereafter acquired, except any sale of Equipment to (i) the Sponsor, (ii) Affiliates of the Borrower in connection with the deployment of such Equipment in the Matador Project or (iii) Persons that are not Affiliates of the Borrower approved by MUFG Bank, Ltd. (such approval not to be unreasonably withheld, conditioned or delayed); provided, that Borrower shall make any prepayment required pursuant to Section 2.2(g)(iv)(C) substantially concurrently with such sale; provided further that the approval set forth in prong (iii) shall not be required if the sale price of such Equipment is sufficient to prepay the outstanding amount of the Loans and other Obligations in full.

6.5  Changes.

(a)  Change the nature of its business or expand its business beyond the activities contemplated in the Operative Documents;

(b)  Permit Pledgor to change the nature of its business; or

(c)  Permit or suffer to exist a Change of Control.

6.6  Distributions.

Directly or indirectly make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in any Loan Party or any payments in respect of any indebtedness owing to an Affiliate, except as provided in the Account Agreement.

6.7  Investments.

Make or permit to remain outstanding any advances or loans or extensions of credit (other than trade credit in the Ordinary Course of Business) to, or purchase or own any stock, bonds, notes, debentures or other securities of any Person (“Investments”), except (a) Permitted Investments and (b) to the extent constituting Investments, Interest Rate Agreements entered into in accordance with Section 6.17.

6.8  Transactions With Affiliates.

Except for (a) distributions or other payments permitted pursuant to Section 6.6, (b) any Permitted Affiliate Assignment Agreement, (c) Equipment Purchase Agreements in effect on the Closing Date or entered into after the Closing Date in accordance with the terms hereof and (d) transactions and agreements which are on fair and reasonable terms not materially less favorable to the Loan Parties than the terms it would obtain in an arm’s length transaction with a non-Affiliate, directly or indirectly, enter into any transaction or series of transactions with or for the benefit of an Affiliate without the prior written approval (not to be unreasonably withheld, conditioned or delayed) of Administrative Agent and the Required Lenders.

6.9  Regulations.

Directly or indirectly apply any part of the proceeds of any Loan or Revenues to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.10  No Partnerships; No Subsidiaries.

Except as provided in Section 6.16, execute a binding agreement to become a general or limited partner in any partnership, or a member in any non-wholly owned limited liability company, or a joint venturer in any joint venture or acquire, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries.

6.11  Dissolution.

Take or permit Pledgor to take the following actions: (a) liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or substantially all of its property, assets or business, (b) combine, merge or consolidate with or into any other entity, (c) change its legal form or (d) with respect to the Loan Parties only, implement any material acquisition or purchase of assets from any Person other than pursuant to the Material Equipment Documents.

6.12  Amendments; Additional Project Documents; Etc.

(a)  Materially amend or modify, or permit to be materially amended or modified, the Operating Agreement of a Loan Party.

(b)  Cause, consent to, or permit any termination (other than in accordance with the terms thereof and not due to a default or breach by the applicable Loan Party), material amendment, material modification, material variance or material waiver of timely compliance with any terms or conditions of, or suspension of any material work or services, under any Material Equipment Document.

(c)  Enter into or become a party to any Additional Project Document, except as expressly permitted under this Agreement or with the prior written consent of Administrative Agent and the Required Lenders.

6.13  Name and Location; Fiscal Year.

(a)  Change, or permit Pledgor to change, their respective names or jurisdiction of organization without written notice to Administrative Agent at least thirty (30) days prior to such change or change their fiscal years without the prior written consent of Administrative Agent such consent not to be unreasonably withheld, conditioned or delayed.

(b)  Change, or permit Pledgor to change, their respective chief executive offices, principal places of business or federal identification numbers without written notice to Administrative Agent within thirty (30) days after such change.

6.14  Assignment.

Assign its rights hereunder or under any of the other Operative Documents to any Person, or consent to the assignment by any Major Equipment Supply Participant of its obligations under any Material Equipment Document to which it is a party other than (a) the assignment by any Loan Party of its rights and interests under Material Equipment Documents to Administrative Agent and (b) the assignment by any Loan Party of its rights under the Material Equipment Documents with respect to any Equipment sold as permitted pursuant to Section 6.4.

6.15  Hazardous Materials.

Release, emit or discharge into the environment any Hazardous Materials in violation of any Environmental Laws, Legal Requirements or Applicable Permits or allow any Hazardous Materials to impact or be present on, in, under or above any Equipment storage sites or improvements on such Equipment storage sites, in each case under this Section 6.15, in a manner that could reasonably be expected to have a Material Adverse Effect.

6.16  Tax Treatment.

Take or permit any action (including making any election or filing Form 8832) that would cause such Loan Party to be classified or treated as an association taxable as a corporation for U.S. federal income tax purposes; provided, however, that each Loan Party may form a wholly owned subsidiary taxable as a corporation that jointly elects with Sponsor to be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) of Sponsor if Sponsor determines such is reasonably necessary for Sponsor to maintain its status as a real estate investment trust under the Code or to avoid the imposition of any federal or state income Tax on Sponsor.

6.17  Hedging Agreement.

Enter into, or agree to enter into, any Hedging Agreement, other than an Interest Rate Agreement entered into on a non-speculative basis with the consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed; provided that the terms of this Agreement shall have been amended prior to such time to address customary specified swap voting matters and other related matters, to the reasonably satisfaction of Administrative Agent and the Lenders.

6.18  Deployment of Equipment.

Remove Equipment from storage under the Warehousing Agreements other than with the consent of the Administrative Agent or upon the sale of such Equipment as permitted pursuant to Section 6.4.

6.19  Use of Proceeds; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

Use any part of the proceeds of any Loan, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any other Person, (a) to fund, finance or facilitate any activities or business of, with, or involving any Sanctioned Person or in or involving any Designated Jurisdiction; (b) in any manner that would cause any party to this Agreement to be in violation of Sanctions, including any Lender; (c) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage; or (d) in any manner in violation of applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws.

6.20  ERISA.

Take or permit Pledgor to take any of the following actions: maintain, contribute to, or incur any direct liability to any Plan, Pension Plan or Multiemployer Plan.

Except as would not, individually or in the aggregate, reasonably be expected to adversely affect either such Loan Party’s or Pledgor’s ability to fulfill its obligations under any Financing Document or Material Equipment Document, no ERISA Affiliate of a Loan Party or Pledgor shall maintain, contribute to, or have any liability to a Pension Plan, nor shall any such ERISA Affiliate have an obligation to contribute to or have any liability to any Multiemployer Plan.

ARTICLE 7
EVENTS OF DEFAULT

Subject to Section 7.13, the occurrence of any of the following events shall constitute an event of default (individually, an “Event of Default”, and collectively, “Events of Default”) hereunder:

7.1  Failure to Make Payments.

Any Loan Party shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan (including, for the avoidance of doubt, any Minimum Principal Payment) on the date that such sum is due; (ii) any interest or fee due and owing to Administrative Agent, Depositary, or the Lenders within three (3) Banking Days after the date that such sum is due; or (iii) any other cost, charge, expense or other sum due under this Agreement or any other Financing Document within five (5) Banking Days after the date that such sum is due.

7.2  Judgments.

A final non-appealable judgment that could reasonably be expected to result in a Material Adverse Change or judgments for the payment of money in excess of two million Dollars ($2,000,000) shall be entered against a Loan Party or Pledgor (other than, in each case, (a) a judgment which is fully covered by insurance or satisfied in full or discharged within sixty (60) days after its entry, or (b) a judgment, the execution of which is effectively stayed within sixty (60) days after its entry but only for sixty (60) days after the date on which such stay is terminated or expires).

7.3  Misstatements.

Any representation, warranty or certificate made or prepared by, under the control of or on behalf of any of the Loan Parties or Pledgor and furnished to Administrative Agent or any Lender pursuant to this Agreement or any other Financing Document shall have been untrue or misleading in any material respect as of the date made; provided that, none of the events described above will be an Event of Default if (x) any such event referred to above has not had and cannot reasonably be expected to have a Material Adverse Effect or (y) within thirty (30) days from a Responsible Officer having knowledge of the occurrence of any such event the relevant circumstances have been cured; provided, that if any of the Loan Parties or Pledgor is diligently curing such event or circumstance and such cure shall require longer than thirty (30) days, the cure period shall be automatically extended for an additional thirty (30) days for a total of sixty (60) days.

7.4  Bankruptcy; Insolvency.

Any of the following events shall have occurred (each, a “Bankruptcy Event”):

(a)  any of the Subject Persons shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law (or any successor statute), or shall consent to the institution of an involuntary case thereunder against it;

(b)  any of the Subject Persons shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided, that each Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such sixty (60)-day period to preserve, protect and defend their rights under the Financing Documents;

(c)  any of the Subject Persons shall make an assignment for the benefit of creditors, or any of the Subject Persons shall admit in writing its inability to pay its debts generally as they become due; or

(d)  any of the Subject Persons shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, state or other applicable law, or shall consent thereto;

(e)  if an involuntary case shall be commenced seeking the liquidation or reorganization of any of the Subject Persons under the Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against any of the Subject Persons under any other applicable federal, state or other applicable law, and:

(i)  the petition commencing the involuntary case is not timely controverted;

(ii)  the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing;

(iii)  an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of any of the Subject Persons and such appointment is not vacated within sixty (60) days;

(iv)  an order for relief shall have been issued or entered therein;

(v)  a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of any of the Subject Persons or of all or a part of their property, shall have been entered and not stayed, vacated or dismissed within thirty (30) days; or

(vi)  any other similar relief shall be granted against any of the Subject Persons under any applicable federal, state or other law;

provided, however, that with regard to a Bankruptcy Event of any Warehouse Provider, a Bankruptcy Event shall not result in an Event of Default under this Section 7.4 if:

(A)	Borrower obtains a Replacement Obligor for the applicable Warehouse Provider within sixty (60) days (to be automatically extended by an additional thirty (30) days so long as Borrower is making reasonable efforts to seek a replacement) of such Bankruptcy Event and such event has not had, does not have prior to and would not reasonably be expected to have after so obtaining such Replacement Obligor, a Material Adverse Effect; or

(B)	the applicable Warehouse Provider continues to perform its obligations in all material respects under the applicable Warehousing Agreement in accordance with the terms thereof and such Bankruptcy Event would not reasonably be expected to have a Material Adverse Effect on the Qualified Equipment or the ability of such Equipment to be deployed in accordance with the then applicable Equipment Sale Forecast.

7.5  Cross Default. Any Loan Party or Sponsor shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money or the advance of credit (other than any trade credit incurred in the ordinary course of business under the Operative Documents) and the outstanding amount or amounts payable under such agreement equals or exceeds five million Dollars ($5,000,000) in the aggregate, or (ii) in the payment of any amount or performance of any obligation due under any guarantee (other than the Financing Documents) if in either case, the outstanding amount or amounts payable under such indebtedness evidenced thereby equals or exceeds five million Dollars ($5,000,000) and the holder of the obligation concerned is entitled to exercise and exercises its right to accelerate the maturity of the indebtedness evidenced thereby.

7.6  Breach of Material Equipment Document.

(a)  Loan Parties. Any Loan Party shall be in breach of any material obligation, or a material default by such Loan Party shall have occurred and be continuing, under a Material Equipment Document, and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period of thirty (30) days after the earlier of the date on which any Responsible Officer of such Loan Party has obtained knowledge thereof or the date on which such Person has received written notice thereof from Administrative Agent; provided, that if a Loan Party or any of its Affiliates is diligently curing such breach or default and the cure of such breach or default shall require longer than thirty (30) days, the cure period shall be automatically extended for an additional thirty (30) days for a total of sixty (60) days.

(b)  Third Party. A party (other than a Loan Party) shall be in breach of any material obligation under, or a material default shall have occurred and be continuing under, a Material Equipment Document, and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period of thirty (30) days after the date on which any Responsible Officer of any Loan Party has obtained knowledge thereof or the date on which such Person has received written notice thereof from Administrative Agent; provided, that if any Loan Party or any of its Affiliates is diligently curing such breach or default and the cure of such breach or default shall require longer than thirty (30) days, the cure period shall be automatically extended for an additional thirty (30) days for a total of sixty (60) days.

(c)  Termination. Any of the Material Equipment Documents shall for any reason cease to be valid and binding on the Persons parties thereto, as the case may be, except upon fulfillment of such party’s obligations thereunder or otherwise in accordance with the terms thereof (other than as a result of a breach by a Loan Party).

Notwithstanding the foregoing, no Event of Default shall occur as a result of the circumstances described in clause (b) or (c) above, with respect to any Material Equipment Document to the extent that a Loan Party shall have entered into one or more Replacement Material Equipment Documents with respect to the applicable Material Equipment Document within thirty (30) days from the date when the circumstances described in clause (b) or (c) above, as applicable, occurred (or such later date as agreed to by the Administrative Agent).

7.7  Breach of Terms of Agreement.

(a)  Any Loan Party shall fail to perform or observe any of the covenants set forth in Sections 2.2(g)(iv), 5.2(c) and (l), 5.3, 5.4, 5.7(a), 5.15, 5.17 or Article 6; or

(b)  A Loan Party shall have failed to pursue its rights and remedies in any material respect under any Material Equipment Document with an Affiliate of a Loan Party upon a breach by the applicable Affiliate of the terms thereof, and such failure shall continue unremedied beyond any applicable grace or cure period under such Material Equipment Document and then for a period of thirty (30) days after a Responsible Officer of such Loan Party receives written notice thereof from Administrative Agent (provided that such Loan Party shall, in the case of any failure by any Affiliate to pay liquidated damages or warranty payments, seek from such Affiliate recovery of such liquidated damages or warranty payments from, at a minimum, the date Administrative Agent provides written notice hereunder); or

(c)  Any of the Loan Parties or Pledgor shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any other Financing Document and not otherwise specifically provided for elsewhere in this Article 7, and such failure shall continue unremedied for a period of thirty (30) days after the date on which any Responsible Officer of a Loan Party has obtained knowledge thereof or the date on which such Person has received written notice thereof from Administrative Agent; provided that, if (i) such breach cannot be cured within such period, (ii) such breach is susceptible of cure within an additional sixty (60) days, (iii) such Loan Party is proceeding with diligence and in good faith to cure such breach, and (iv) Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of the applicable Loan Party to the effect of clauses (i), (ii) and (iii) above and stating what action such Loan Party is taking to cure such breach, then, so long as no Material Adverse Effect occurs, such thirty (30) day cure period shall be automatically extended to such date not to exceed an aggregate of ninety (90) days, as shall be necessary for such Loan Party to cure such breach.

7.8  Security; Financing Documents.

(a)  Any of the Collateral Documents, once executed and delivered, shall, except as the result solely of the acts or omissions of Administrative Agent or the Lenders or any other Secured Party or the result of the termination in accordance with the terms thereof, in any material respect fail to provide the Secured Parties the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby, in each case, subject to Permitted Liens, or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loans, the Notes or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Loan Party, Pledgor or any other party (other than a Secured Party) thereto.

(b)  Any material provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or Pledgor contests in writing the validity or enforceability of any provision of any Financing Document; or any Loan Party or Pledgor denies in writing that it has any or further liability or obligation under any Financing Document, or purports in writing to revoke, terminate or rescind any Financing Document.

7.9  Reserve Amounts.

As of any date of determination, (i) the balance of the O&M Reserve Account is less than the Required O&M Reserve Amount, (ii) the balance of the Debt Service Reserve Account is less than the Required Debt Service Reserve Amount or (iii) the balance of the Liquidation Reserve Account is less than the Required Liquidation Reserve Amount, and, in each case, such shortfall shall continue unremedied for a period of three (3) days the earlier of (i) the date on which any Responsible Officer of Borrower has obtained knowledge thereof or (ii) the date on which the Borrower has received written notice thereof from Administrative Agent.

7.10  Loss of Collateral.

Substantially all of the Loan Parties’ property is seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment of a proportional amount of all Obligations then outstanding and to allow any Loan Party in Administrative Agent’s reasonable judgment to continue satisfying its obligations hereunder and under the other Operative Documents; provided, however, that it shall not be an Event of Default under this Section 7.10 if any Loan Party or Pledgor otherwise makes prepayment of such proportional amount of all Obligations then outstanding.

7.11  Target LTV.

(a) If the updated Appraisal Valuation of all Qualified Equipment constituting Delivered Equipment is lower than the original Appraisal Value of such Qualified Equipment by more than two percent (2%) and the LTV (Delivered Equipment) shall exceed the Target LTV (Delivered Equipment) for more than thirty (30) consecutive days after the date of such updated Appraisal unless the Target LTV Shortfall Amount (Delivered Equipment) shall be paid within such thirty (30) day period; or

(b) if the updated Appraisal Valuation of all Qualified Equipment constituting Undelivered Equipment is lower than the original Appraisal Value of such Qualified Equipment by more than two percent (2%) and the LTV (Undelivered Equipment) shall exceed the Target LTV (Undelivered Equipment) for more than thirty (30) consecutive days after the date of such updated Appraisal unless the Target LTV Shortfall Amount (Undelivered Equipment) shall be paid within such thirty (30) day period.

7.12  Change of Control.

A Change of Control shall have occurred.

7.13  Determination of an Inchoate Default or Event of Default.

Notwithstanding anything to the contrary set forth in this Article 7 and to the extent an event or circumstance solely related to Equipment produced by a particular Qualified Manufacturer, acquired pursuant to a particular Equipment Purchase Agreement or Equipment stored with a particular Warehouse Provider, under a particular Warehousing Agreement or at a particular storage location, that would, but for this Section 7.13, be an Inchoate Default or Event of Default, such event shall:

(a) Not be an Event of Default, Inchoate Default, breach, default or any other violation of this Agreement to the extent that the LTV then-calculated excluding such Equipment does not exceed the Target LTV.

(b) Not be an Event of Default, Inchoate Default, breach, default or any other violation of this Agreement to the extent that the LTV then-calculated excluding such Equipment exceeds the Target LTV and Borrower makes an optional prepayment in accordance with Section 2.2(g)(iii) to Administrative Agent, for the account of each Lender, which optional prepayment shall be funded with the proceeds of additional equity contributions made by Pledgor or other Affiliate to Borrower, in an amount sufficient to make the then-calculated LTV not exceed the Target LTV no later than such time as such event of circumstance would otherwise be an Event of Default.

7.14  ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

7.15  Failure to Close Project Financing. The Sponsor (or Sponsor’s Affiliate) shall have failed to consummate the Project Financing on or prior to the first (1st) anniversary of the Closing Date.

ARTICLE 8

REMEDIES

Upon the occurrence and during the continuation of an Event of Default, Administrative Agent, acting at the election of the Required Lenders, may, but without further notice, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived, exercise any or all of the following rights and remedies, in any combination or order that Administrative Agent or the Required Lenders may elect, in addition to such other rights or remedies as Administrative Agent and the Lenders may have hereunder, under the Collateral Documents or at law or in equity:

8.1  No Further Loans.

Refuse, and the Lenders shall not be obligated, to make any additional Loans or make any payments from any Account or any Proceeds or other funds held by Administrative Agent or Depositary under the Financing Documents or on behalf of Borrower.

8.2  Cure by Administrative Agent.

Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Equipment Document as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Loan Commitment.

8.3  Acceleration.

Terminate all remaining Commitments and declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including any amounts required pursuant to Section 2.7), charges and other amounts due hereunder or under any other Financing Document, immediately due and payable; provided that in the event of an Event of Default occurring under Section 7.4 with respect to a Loan Party, all remaining Commitments shall automatically terminate and all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders or any other Person.

8.4  Cash Collateral.

Apply or execute upon any amounts on deposit in any Account or any other moneys of any Loan Party on deposit with Administrative Agent or any other Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

8.5  Possession of Equipment.

Enter into possession of the Equipment and perform or cause to be performed any and all work and labor necessary to store and maintain the Equipment, and all sums expended by Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Loan Commitment.

8.6  Remedies Under Financing Documents.

Exercise any and all rights and remedies available to it under any of the Financing Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

ARTICLE 9
SCOPE OF LIABILITY

Subject to the last sentence of this Article 9, there shall be no recourse against Sponsor or any of its Affiliates (except, with respect to any Loan Party and Pledgor, to the extent of any such Person’s liabilities under the Financing Documents to which it is a party) or the stockholders or other owners, officers, directors or employees of any of them (each, a “Non-Recourse Party”), for any liability to Administrative Agent or the Lenders arising in connection with any breach or default under this Agreement except to the extent the same is enforced against the Loan Parties and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and the Lenders shall look solely to the Loan Parties and the Collateral and the rents, issues, profits, proceeds and products of the Collateral in enforcing rights and obligations under and in connection with the Financing Documents (but not to any Non-Recourse Party or to any distributions received by any Non-Recourse Party in accordance with the terms of this Agreement except as provided herein); provided that (a) the foregoing provisions of this Article 9 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, the Notes, any Collateral Document or other Financing Document (but without personal liability to the Non-Recourse Parties except as provided herein and therein), and the same shall continue until the Commitments have been terminated and all Obligations have been fully paid, discharged, observed, or performed; (b) the foregoing provisions of this Article 9 shall not limit or restrict the right of Administrative Agent and/or the other Secured Parties to name any Loan Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, the Collateral, any Collateral Document or any other Financing Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the Collateral and the rents, issues, profits, proceeds or products of the Collateral, and any other property of any Loan Party; and (c) the foregoing provisions of this Article 9 shall not affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement made by any of the Non-Recourse Parties or any security granted by the Non-Recourse Parties in support of the obligations of such Persons under any guarantee or as security for the obligations of the Loan Parties. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Article 9 shall be deemed to (i) limit or restrict any right or remedy of the Lenders (or any assignee or beneficiary thereof or successor thereto) with respect to, and Pledgor and the Loan Parties and all of the other Persons described above shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, willful misconduct or gross negligence, (ii) limit in any respect the enforceability against the parties thereto of the Collateral Documents or any other Operative Document in accordance with their respective terms, or (iii) release any legal consultant in its capacity as such from liability on account of any legal opinion rendered in connection with the transactions contemplated hereby.

ARTICLE 10
ADMINISTRATIVE AGENT; SUBSTITUTION

10.1  Appointment, Powers and Immunities.

(a)  Each Lender hereby appoints and authorizes MUFG to act as its Administrative Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document, and shall not be a trustee for, or fiduciary of, any Lender or any other Person. Notwithstanding anything to the contrary contained herein Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Financing Documents or any Legal Requirement or exposes Administrative Agent to any liability. None of Administrative Agent, the Lenders and any of their respective Affiliates shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party or Pledgor or its respective Affiliates contained in this Agreement or any other Financing Document or in any certificate or other document referred to or provided for in, or received by Administrative Agent, Depositary or any Lender under this Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by any Loan Party or of Pledgor or its respective Affiliates to perform its respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

(b)  None of Administrative Agent nor its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own bad faith, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent (i) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to Administrative Agent; (ii) may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts of reputable standard selected by Administrative Agent with reasonable care and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any other Secured Party for any statements, warranties or representations made in or in connection with any Operative Document; (iv) other than with respect to items expressly required to be delivered, or payments made, to it, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of any Loan Party or any other Person; and (v) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, Administrative Agent shall take such action with respect to the Financing Documents as shall be directed by the Required Lenders (or, where so expressly stated, all the Lenders).

10.2  Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon any certificate, notice or other document reasonably believed by Administrative Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for in this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders or, where expressly provided, all of the Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders (or, where so expressly stated, all of the Lenders), and such instructions of the Required Lenders (or all of the Lenders, where applicable) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and all of the Secured Parties.

10.3  Non-Reliance.

Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Pledgor and the Loan Parties and their respective Affiliates and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. None of Administrative Agent nor any Lender shall be required to keep informed as to the performance or observance by any Loan Party or Pledgor or any of their Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party or Pledgor or any of their Affiliates.

10.4  Defaults.

Administrative Agent (acting in its capacity as Administrative Agent and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default unless Administrative Agent has received a written notice from a Lender or Borrower, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a “notice of default.” If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall promptly give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article 7 or if not provided for in Article 7, as Administrative Agent shall be reasonably directed by the Required Lenders (or, where so expressly stated, all of the Lenders); provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall promptly deem advisable in the best interest of the Secured Parties.

10.5  Indemnification.

To the extent not reimbursed within thirty (30) days following demand for payment by or on behalf of Borrower, without limiting the obligations of the Loan Parties hereunder, each Lender agrees to indemnify Administrative Agent and Depositary, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent or Depositary, as applicable, in any way relating to or arising out of this Agreement, the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from the gross negligence or willful misconduct of Administrative Agent or Depositary, as applicable, as determined by a final non-appealable judgment of a court of competent jurisdiction. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any reasonable third party and out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent is not reimbursed promptly for such expenses by the Loan Parties.

10.6  Successor Administrative Agent.

Administrative Agent may resign at any time by giving not less than thirty (30) days’ written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Administrative Agent. Administrative Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the affirmative vote of the Required Lenders (excluding Administrative Agent from such vote and Administrative Agent’s Proportionate Share of the Loans and Commitment from the amounts used to determine the portion of the Loans and Commitment necessary to constitute the required Proportionate Share of the remaining Lenders). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Lenders or the other Secured Parties, as applicable, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least one hundred million Dollars ($100,000,000). Upon the acceptance of any appointment as Administrative Agent under the Operative Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to such retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Financing Documents. The fees payable by the Borrower to a successor shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring or removed Administrative Agent’s resignation or removal hereunder and under the Loan Documents as Administrative Agent, the provisions of this Article 10 shall inure to the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent under the Operative Documents.

10.7  Authorization. Administrative Agent is hereby authorized by the Lenders and the other Secured Parties to execute, deliver and perform each of the Financing Documents to which Administrative Agent is or is intended to be a party and each Lender and each other Secured Party agrees to be bound by all of the agreements of Administrative Agent contained in the Financing Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Person for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any other Financing Document to which it is a party (without any consent or approval by the Lenders).

10.8  Other Rights and Power of Administrative Agent.

With respect to its Commitment, the Loans made by it and any Note issued to it, Administrative Agent shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders.

10.9  Amendments.

(a)  Except as otherwise expressly set forth in this Agreement (including Section 2.6(d) and Section 2.6(e) and this Section 10.9), no provision of this Agreement or any other Financing Document may be amended, supplemented, modified or waived, except by a written instrument signed by the Required Lenders and each Loan Party and Pledgor, and, to the extent that its rights or obligations may be affected thereby, Administrative Agent or Depositary, as applicable. Notwithstanding the foregoing provisions, no such waiver and no such amendment, supplement or modification shall (i) increase or extend the Commitment of any Lender (it being understood that waivers or modifications of mandatory prepayments, conditions precedent, covenants, Inchoate Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender), without the prior written consent of each Lender, (ii) postpone or delay the scheduled final maturity date of any Loans, without the prior written consent of each Lender, or postpone or delay any date fixed by this Agreement or any other Financing Document for any payment of principal, interest or fees due to any Lender hereunder or under any other Financing Document, without the prior written consent of each Lender, (iii) reduce the principal of, or the rate or amount of interest or fees specified in any Financing Document on, the Loans of any Lender, without the prior written consent of each Lender affected thereby (excluding any waiver of the application of the Default Rate), (iv) release a material portion of the Collateral except as shall be otherwise provided in any Collateral Document or other Financing Document or consent to the assignment or transfer by any Loan Party or Pledgor of any of its respective obligations under this Agreement or any other Financing Document, without the prior written consent of each Lender, (v) amend, modify or waive any provision of this Section 10.9, Sections 2.5(h) or (i), 11.4 or 5.18 or any other provision hereunder or the other Financing Documents providing for the ratable treatment of Lenders, without the prior written consent of each Lender, (vi) postpone or delay the date on which any amounts are required to be paid or reduce or waive the amount required to be paid on such date without the prior written consent of each Lender, (vii) reduce the percentage specified in or otherwise amend the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to approve or consent to any action, in each of the foregoing cases, without the prior written consent of each Lender, (viii) subordinate, or have the effect of subordinating, the Obligations to any other Debt, or subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Debt, without the prior written consent of each Lender, (ix) amend or modify the definition of “Change of Control” without the prior written consent of each Lender or (x) amend, modify of waive any provision of the Financing Documents that specifically requires the consent of a Lender without the prior written consent of such Lender.

(b)  Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 10.9(a) shall be binding upon Pledgor, each Loan Party, Administrative Agent and the Lenders.

(c)  Notwithstanding the foregoing, Administrative Agent, with the consent of Borrower, may amend, modify or supplement any Financing Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Financing Document.

10.10  Withholding Tax.

(a)  Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.

(b)  If the IRS or any authority of the United States or other jurisdiction is successful in establishing a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall promptly indemnify Administrative Agent and/or Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses, in each case to the extent arising from such Lender’s failure to deliver or properly execute such form or to so notify Administrative Agent or other Person.

(c)  If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the participant shall comply and be bound by the terms of Sections 2.5(d), 2.5(f), 10.10(a) and 10.10(b) as though it were such Lender. The participant shall not be entitled to receive any greater payment under Section 2.5(d), than the applicable Lender would have been entitled to receive with respect to the participation sold, assigned or granted to such participant, except to the extent such entitlement to receive a greater payment result from a change in law that occurs after the participant acquired the applicable participation.

10.11  General Provision as to Payments.

Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent. Lenders shall have the right to alter designated lending offices upon written notice to Administrative Agent and Borrower.

10.12  Substitution of a Lender.

Should any Lender fail to make a Loan, or provide the forms or other documentation required by Section 2.5(f) in violation of its obligations under this Agreement, or be unable to make Loans due to an event occurring under Section 2.8(a) or Section 2.6(b), or claim increased costs under Section 2.6(a), Section 2.6(c) or Section 2.6(d), make a claim for Taxes or additional amounts under Section 2.5(d), or does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Financing Document that requires the consent of the Lenders or the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) (a “Substitutable Lender”), then (a) Administrative Agent may in its sole discretion fund the Loan on behalf of the Substitutable Lender and (b) Borrower or Administrative Agent may replace such Lender (in accordance with the mechanics described in Section 10.14) and Administrative Agent shall cooperate with Borrower or any other Lender to find another Person that shall be reasonably acceptable to Administrative Agent and that shall be willing to assume the Substitutable Lender’s obligations under this Agreement (including the obligation to make the Loan which the Substitutable Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan); provided that (i) written notice of such assignment, together with payment instructions, addressee and related information with respect to the Substitutable Lender, shall have been given to Administrative Agent by such Substitutable Lender, (ii) the assignee entering into an Assignment and Assumption pursuant to Section 10.14 shall have paid to Administrative Agent a processing fee in the amount of three thousand five hundred Dollars ($3,500), and (iii) Borrower shall have delivered to Administrative Agent an Assignment and Assumption substantially in the form of Exhibit N hereto with respect to such assignment from the assigning Lender. Subject to the provisions of the next following sentence, such Person shall be substituted for the Substitutable Lender hereunder upon execution and delivery to Administrative Agent of an agreement reasonably acceptable to Administrative Agent by such Person assuming the Substitutable Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Substitutable Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 10.12 shall relieve the Substitutable Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make such Loan. For the avoidance of doubt, the Substitutable Lender being substituted hereunder shall have received payment of an amount equal to the Obligations owing to it (to the extent of the outstanding principal, accrued fees and other amounts, as applicable, included in the Obligations) from either Borrower or the assignee of the Substitutable Lender.

10.13  Participations.

(a)  Generally. Nothing herein provided shall prevent any Lender from selling a participation in its Commitment (and Loans made thereunder) without the prior written consent of Borrower; provided that (i) no such sale of a participation shall alter such Lender’s obligations hereunder and (ii) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitment (and Loans or other Obligations) shall provide that, with respect to such Commitment (and Loans or other Obligations), such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitment (and Loans or other Obligations), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 7. No recipient of a participation in any Commitment or Loans of any Lender shall have any rights under this Agreement.

(b)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Treasury Regulation Section 5f.103-1(c) or proposed Treasury Regulation Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.14  Transfer of Loans.

(a)  Notwithstanding anything else herein to the contrary, any Lender, after receiving the prior written consent of Administrative Agent (no such consent of Administrative Agent is required for an assignment by a Lender to any of its Affiliates, to any other Lender or to an Approved Fund) and, prior to the occurrence and continuance of an Event of Default, Borrower, such consent not to unreasonably withheld or delayed and which shall be deemed provided if the Borrower does not respond within ten (10) Banking Days after the consent request (no such consent of Borrower is required for an assignment following the occurrence and continuance of an Event of Default or by a Lender to any of its Affiliates, to any other Lender or to an Approved Fund), may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of the Loans made hereunder, including the Lender’s interest in this Agreement and the other Financing Documents to any bank or other financial institution; provided, however, that no Lender (including any assignee of any Lender) may assign any portion of its Loans of less than five million Dollars ($5,000,000) (unless to any of its Affiliates or another Lender) or which leaves the assigning Lender with a Loan of less than five million Dollars ($5,000,000) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no Loans if it assigns its entire Loans (and has not assigned any of its Loans to an Affiliate in contemplation of such assignment)).

(b)  In the event of any such assignment, (i) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new lender; (ii) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition and shall cause to be paid to Administrative Agent a processing fee in the amount of three thousand five hundred Dollars ($3,500) (provided that such processing fee shall not apply with respect to such sale, assignment, transfer or other disposition to a Lender’s Affiliate or to any other Lender); and (iii) at the assigning Lender’s option, Borrower shall execute and deliver to such new lender new Notes in the forms attached hereto as Exhibit B, in a principal amount equal to its Proportionate Share of the Loans being assigned, and Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in a principal amount equal to the Proportionate Share of the Loans retained by the Lender, if any. No assignment of Loans by any Lender shall be effective unless and until it is recorded in the Register. Thereafter, such new lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 10), in accordance with its Proportionate Share, under each of the Financing Documents.

10.15  Laws.

Notwithstanding the foregoing provisions of this Article 10, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration under the Securities Act of 1933, as amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.

10.16  Assignability to Federal Reserve Bank.

Notwithstanding any other provision contained in this Agreement or any other Financing Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any operating circular issued by such Federal Reserve Bank or to any central bank authority in accordance with applicable law; provided that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

10.17  Exercise of Discretion.

To the extent that Administrative Agent has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Financing Documents, such Agent hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, such Agent receives written instructions from the Required Lenders, such Agent in such instance will exercise such discretion, make such determinations and take such actions in accordance with the written instructions from the Required Lenders. Notwithstanding the foregoing, the Lenders agree that until Administrative Agent receives written instructions from the Required Lenders, such Agent may reasonably exercise discretion, make determinations and take actions and that such Agent shall have no obligation to seek any such written instructions.

10.18  Administrative Agent May File Proof of Claim.

In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to Administrative Agent or a Lender, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders, Administrative Agent and the other Secured Parties hereunder allowed in such judicial proceeding); and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

10.19  Erroneous Payments.

(a)  If Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment and shall be segregated on its books and records by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Banking Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)  Without limiting immediately preceding clause (a), each Lender, or Secured Party, or any Person who has received funds on behalf of a Lender, or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Banking Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 10.19(b).

(c) Each Lender, or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, or Secured Party under any Financing Document, or otherwise payable or distributable by Administrative Agent to such Lender, or Secured Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform (as defined below) as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Financing Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party; provided that this Section 10.19 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that this clause (e) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Financing Document), any Loan Party for the purpose of a payment on the Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine or defense.

(g) Each party’s obligations, agreements and waivers under this Section 10.19 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

ARTICLE 11
MISCELLANEOUS

11.1  Administrative Addresses.

(a)  Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent:	MUFG Bank, Ltd. 1221 Avenue of the Americas New York, NY 10020 Attention: Global Financial Solutions Email: [****] [****]

If to any Loan Party:	Fermi Turbine Warehouse LLC c/o Fermi, Inc. 620 S. Taylor, Suite 301 Amarillo, Texas 79101 Attention: Miles Everson and George Wentz Email: [****] [****]

The above is Borrower’s legal address. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (i) if delivered in person, (ii) if sent by overnight delivery service (including FedEx, UPS, DHL and other similar overnight delivery services), (iii) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (iv) if sent by facsimile or other direct written electronic means with a confirmation of receipt. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the United States by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein above.

(b)  Each Loan Party and the Lenders agree that Administrative Agent may make the communications available to the Lenders and the Loan Parties by posting the communications on Debt Domain, IntraLinks, Syndtrak, or a substantially similar electronic transmission system or digital workspace provider (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, PLEDGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, PLEDGOR, ANY LENDER, OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(c)  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the communications have been posted to the Platform shall constitute effective delivery of the communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

11.2  Additional Security; Right to Set-Off.

Any deposits or other sums at any time credited or due from Lenders and any Revenues, securities or other property of a Loan Party in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and the Notes and all other obligations of Pledgor and the Loan Parties to the Lenders under this Agreement and/or the other Financing Documents, and each Loan Party hereby pledges to Administrative Agent for the benefit of the Secured Parties and grants Administrative Agent a security interest and Lien in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, Administrative Agent and only Administrative Agent, may execute or realize on the Secured Parties’ security interest in any such deposits or other sums credited by or due from the Lenders to a Loan Party, and may apply any such deposits or other sums to or set them off against such Loan Party’s obligations to Lenders under the Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

11.3  Delay and Waiver.

No delay or omission to exercise any right, power or remedy accruing to Administrative Agent or the Lenders upon the occurrence of any Event of Default or Inchoate Default or any breach or default of a Loan Party under this Agreement or of any Loan Party or Pledgor under any other Financing Document shall impair any such right, power or remedy of Administrative Agent or the other Secured Parties, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, indulgence, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Financing Document, or any waiver on the part of Administrative Agent and/or the other Secured Parties of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to Administrative Agent and the other Secured Parties, shall be cumulative and not alternative.

11.4  Costs, Expenses and Attorneys’ Fees.

Borrower will pay to Administrative Agent all of its reasonable and documented third-party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the documents contemplated hereby, including the reasonable and documented fees, expenses and disbursements of Milbank LLP or any replacement thereof and in connection with the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of this Agreement and the other Financing Documents, and, to the extent provided for in their respective engagement letter executed or approved in writing by Borrower, the reasonable and documented fees, expenses and disbursements of the Independent Consultants incurred in connection with this Agreement or the Loans or the Commitments. Borrower will reimburse Administrative Agent and the Lenders for all reasonable and documented third-party and out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees of a single counsel, plus a single local counsel if required, and one additional counsel solely to the extent the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel, expended or incurred by Administrative Agent and the Lenders in enforcing or protecting its interests under this Agreement or the other Financing Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement, in collecting any sum which becomes due to Administrative Agent or any Lender on the Notes or under the other Financing Documents, or in connection with the participation by Administrative Agent, any Lender or the Qualified Appraiser in any arbitration proceedings under any Material Equipment Documents.

11.5  Attorney-In-Fact.

(a)  For the purpose of allowing Administrative Agent to exercise its rights and remedies provided in Article 7 following the occurrence and during the continuation of an Event of Default, each Loan Party hereby constitutes and appoints Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, with respect to the Collateral in the name of the applicable Loan Party, and hereby empowers such attorney or attorneys as follows following the occurrence and during the continuation of an Event of Default:

(i)  to pay, settle or compromise all bills and claims which may be or become Liens or security interests against the Collateral, or any part thereof, unless a bond or other security satisfactory to Administrative Agent has been provided;

(ii)  to execute applications and certificates in the name of the applicable Loan Party which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of any Loan Party in connection with the Collateral;

(iii)  to prosecute and defend all actions or proceedings in connection with any or all of the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Financing Documents;

(iv)  to do any and every act which any Loan Party might do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of the Loan Parties’ rights and remedies under any or all of the Material Equipment Document; and

(v)  to use any funds contained in any Account to pay interest and principal on the Obligations as accrued from time to time or to pay Equipment Acquisition Costs.

(b)  This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

11.6  Entire Agreement.

This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Financing Documents may only be amended or modified by an instrument in writing signed by each Loan Party and Pledgor (to the extent party thereto), Administrative Agent and any other parties to be charged and in accordance with the terms of this Agreement.

11.7  Governing Law.

THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.8  Severability.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

11.9  Headings.

Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

11.10  Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

11.11  No Partnership, Etc.

Administrative Agent, the Lenders, the other Secured Parties and the Loan Parties intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Financing Documents shall be deemed or construed to create a fiduciary relationship, partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among Administrative Agent, the Lenders, the other Secured Parties and any of the Loan Parties, Pledgor or any other Person. Neither Administrative Agent nor the other Secured Parties shall be in any way responsible or liable for the debts, losses, obligations or duties of any Loan Party, Pledgor or any other Person with respect to the Material Equipment Document, the Equipment or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from any Material Equipment Document or the acquisition, refurbishment, ownership, storage or maintenance of the Equipment and to perform all obligations under the Material Equipment Document, and any other agreements and contracts relating to the Matador Project shall be the sole responsibility of such Loan Party or Pledgor, as the case may be.

11.12  Collateral Documents.

Reference is hereby made to the Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Loan Parties and the rights of Administrative Agent and the other Secured Parties with respect to such security.

11.13  Limitation on Liability.

NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR; PROVIDED THAT THE LIMITATIONS IN THIS PARAGRAPH SHALL NOT APPLY TO ANY THIRD PARTY CLAIM WITH RESPECT TO INDEMNIFICATION OBLIGATIONS OF ANY LOAN PARTY OWED TO THE SECURED PARTIES.

11.14  Waiver of Jury Trial.

ADMINISTRATIVE AGENT, THE LENDERS AND EACH LOAN PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR THE LOAN PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

11.15  Consent to Jurisdiction.

Administrative Agent, the Lenders and each Loan Party agree that any legal action or proceeding by or against any Loan Party or with respect to or arising out of this Agreement, the Notes, or any other Financing Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, Administrative Agent, the Lenders and each Loan Party accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Administrative Agent, the Lenders and each Loan Party irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Administrative Agent, the Lenders or a Loan Party, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Banking Days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Administrative Agent or any Lender to bring legal action or proceedings in any other competent jurisdiction. Administrative Agent, the Lenders and each Loan Party further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of any Loan Party based upon the assertion that the rate of interest charged by Administrative Agent or the Lenders on or under this Agreement, the Loans and/or the other Financing Documents is usurious. Administrative Agent, the Lenders and each Loan Party hereby waive any right to stay or dismiss any action or proceeding under or in connection with the Equipment, this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non-conveniens.

11.16  Successors and Assigns; Third-Party Beneficiaries(a). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any Persons expressly entitled to indemnification hereunder. No Loan Party may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Administrative Agent and the Lenders. Depositary shall be an express third-party beneficiary of Sections 2.4, 2.5(i), 5.18(a), 8.1, 10.5 and 10.9.

11.17  Counterparts.

This Agreement may be executed in one or more duplicate counterparts and by electronic transmission and when signed by all of the parties listed below shall constitute a single binding agreement.

11.18  Patriot Act Compliance.

Administrative Agent hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it and any Lender shall be required to obtain, verify and record information that identifies any Loan Party, which information includes, without limitation, the name and addresses and other information that will allow it or any Lender to identify any Loan Party in accordance with the requirements of the Patriot Act. Each Loan Party shall promptly deliver information described in the immediately preceding sentence when requested by Administrative Agent or any Lender in writing pursuant to the requirements of the Patriot Act.

11.19  Confidentiality. The Secured Parties shall keep confidential the terms and conditions (including the credit structure and sources of revenue) of this Agreement and the Operative Documents (and any information delivered to them pursuant to such documents, including material under the Material Equipment Documents which has been marked as confidential) to which such entities are a party and shall not, and shall ensure that their officers, directors and employees do not, disclose any such information to any third party (which, for the avoidance of doubt, does not include other parties to the Financing Documents) without the prior written consent of Borrower unless:

(a)  disclosure is made in connection with any transfer or participation permitted in accordance with the Financing Documents (and, in the case of a proposed transferee or participant, until becoming bound by the Financing Documents such proposed transferee or participant is otherwise bound by the provisions of this Section 11.19); or

(b)  such disclosure is by the Secured Parties in connection with the exercise of any remedies under any of the Financing Documents by such parties during the occurrence and continuance of an Event of Default; or

(c)  required to do so by an order of a court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

(d)  pursuant to any law in accordance with which the Secured Party concerned is required to act; or

(e)  such disclosure is made to its auditors for the purpose of enabling them to undertake any audit or to its legal advisers when seeking bona fide legal advice in connection with the Operative Documents (and such auditor and/or legal adviser are bound by the provisions of this Section 11.19); or

(f)  such disclosure is made to any consultant, or other adviser appointed pursuant to the Financing Documents, to the extent necessary to enable that consultant or adviser to give the advice required by the Secured Parties (and such consultant and/or adviser are bound by the provisions of this Section 11.19);

(g)  such factual information has been published or announced by third parties in conditions free from confidentiality or has otherwise entered the public domain without fault on the part of the relevant party (but only to the extent of the information which has been published, announced or otherwise entered the public domain as described in this clause (g));

(h)  such disclosure is made to any Secured Party’s credit insurers or reinsurers (and such Person is bound by the provisions of this Section 11.19); or

(i)  such disclosure is made to any Affiliate of any Secured Party;

provided that, in the case of clause (c) and clause (d) above (other than with respect to routine regulatory examinations), if such Secured Party is permitted to disclose by any applicable law in accordance with which the Secured Party is accustomed to act, either not less than five (5) Banking Days’ notice of the proposed disclosure has been given to Borrower or (if less) whatever is the greatest number of days that may elapse without the relevant Secured Party infringing any obligation pursuant to the relevant law or regulation.

Notwithstanding the foregoing, without Borrower’s consent, any Secured Party may disclose (i) the name of the indirect owner of Borrower (ii) the aggregate amount and type of the financing evidenced hereby, (iii) the Secured Party’s role in such financing, (iv) the Closing Date, (v) the type of the Equipment, (vi) the country in which any Equipment is located, (vii) the legal adviser to the Lenders, (viii) the currency, amount, instrument type and tenor of the Loans and (ix) the names, titles and allocations to each Lender.

In addition, each Secured Party may disclose the existence of this Agreement and the information about this Agreement for “league tables” and similar purposes to market data collectors and similar services providers to the lending industry. For the avoidance of doubt, nothing in this Section 11.19 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this paragraph to any governmental, regulatory or self regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this paragraph shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Without limiting the generality of the foregoing, any press release or other similar release of information by the Secured Parties or any of their agents, employees, etc. with respect to the execution of the Financing Documents is subject to the prior written approval of Borrower.

A Secured Party’s obligations under this Section 11.19 shall survive the sale, assignment, participation or transfer by such party of its rights and obligations under this Agreement for a period of two (2) years from the date of such sale, assignment, participation or transfer.

11.20  Interest Rate Limitations.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligations under this Agreement, together with all fees, charges or other amounts that are treated as interest on such Loan or other Obligations under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan or other Obligations in accordance with applicable law, the rate of interest payable in respect to such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan or other Obligations but were not paid as a result of the operation of this Section 11.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, shall have been received by such Lender. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the reduction of the principal of the Loans or other Obligation or refunded to the Borrower so that at no time shall the interest and charges be paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

11.21  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22  Certain ERISA Matters.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party or Pledgor, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)  the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)  such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party or Pledgor, that none of Administrative Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Financing Document or any documents related hereto or thereto).

11.23  Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation, amendments, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE 12
Guaranty

12.1  Guaranty of the Obligations.

(a)  Each of the Subsidiary Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to Administrative Agent for the benefit of the Secured Parties, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Each Subsidiary Guarantor shall be liable under its guaranty set forth in this Section 12.1(a), without any limitation as to amount, for all present and future Obligations, including specifically all future increases, whether or not any such increase is committed, contemplated or provided for by the Financing Documents on the date hereof. Without limiting the generality of the foregoing, each Subsidiary Guarantor’s liability shall extend to all Obligations that would be owed by any other Person in respect of the Obligations but for the fact that they are unenforceable or not allowable due to the existence of proceedings under any bankruptcy laws or other debtor relief laws involving such Person. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection.

(b)  Notwithstanding anything to the contrary set forth in this Agreement or in any other Financing Document, the maximum liability of a Subsidiary Guarantor pursuant to the Guaranty shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)  Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing such Guaranty or affecting the rights and remedies of Administrative Agent.

(d)  Subject to the reinstatement of such Guaranty pursuant to Section 12.5, each Subsidiary Guarantor’s Guaranty shall remain in full force and effect until the earlier of (i) the occurrence of the Termination Date and (ii) the date on which such Subsidiary Guarantor is released from its Guaranty pursuant to Section 12.9.

(e)  Subject to the terms herein, no payment made by a Subsidiary Guarantor or any other Person or received or collected by Administrative Agent from such Subsidiary Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Subsidiary Guarantor hereunder. Each Subsidiary Guarantor shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor under this Agreement until the release of the Guaranty with respect to such Subsidiary Guarantor in accordance with Section 12.1(d).

Section 12.2 Amendments, etc. with Respect to the Obligations. Each Subsidiary Guarantor shall remain obligated under this Agreement notwithstanding that, without notice to or further assent by such Subsidiary Guarantor, any demand for payment of any of the Obligations made by Administrative Agent may be rescinded by Administrative Agent and any of the Obligations continued, renewed, extended or otherwise altered, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Administrative Agent, and this Agreement and the other Financing Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the parties thereto may deem advisable or necessary from time to time, and any collateral security, guaranty or right of offset at any time held by Administrative Agent for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Except as otherwise specifically provided in Section 10.1, Administrative Agent shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the Guaranty or any property subject thereto.

Section 12.3 Guaranty Absolute and Unconditional. To the extent permitted by applicable law, each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension, acceleration or accrual of any of the Obligations, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, this Agreement or the other Financing Documents and notice of or proof of reliance by Administrative Agent upon the Guaranty or acceptance of the Guaranty; the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty, and all dealings between or among Borrower and a Subsidiary Guarantor, on the one hand, and Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the Guaranty. Each Subsidiary Guarantor waives, to the extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or such Subsidiary Guarantor with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that the Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment irrespective of, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the following: (a) any lack of validity or enforceability of this Agreement or any other Financing Document, any of the Obligations or any other collateral security therefor (including the Collateral) or guaranty or right of offset with respect thereto at any time or from time to time held by Administrative Agent, or the lack of validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or Lien, any taking, exchange or release of any or all collateral (including any of the Collateral) securing, or purporting to secure, the Obligations or any other impairment of such collateral; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under or in respect of this Agreement or any other Financing Document, or any other amendment or waiver of or any consent to departure from this Agreement or any other Financing Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower, a Subsidiary Guarantor or otherwise; (c) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any matter of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations under this Agreement or any other Financing Document or any property of a Subsidiary Guarantor; (d) any change, restructuring or termination of the corporate structure or existence of Borrower or a Subsidiary Guarantor; (e) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower, a Subsidiary Guarantor or any other Person against Administrative Agent or any other Secured Party; or (f) any other circumstance whatsoever (including any statute of limitations) or any existence of or reliance on any representation by Administrative Agent or any other Secured Party that might otherwise (with or without notice to or knowledge of Borrower or a Subsidiary Guarantor) constitute, or might be construed to constitute, an equitable or legal discharge of Borrower for the Obligations, or of a Subsidiary Guarantor under the Guaranty, in bankruptcy or in any other instance (in each case, other than defense of payment in full of the Obligations). Each Subsidiary Guarantor guarantees that its obligations will not be affected by any circumstances that constitute legal or equitable discharge of a Subsidiary Guarantor or any surety and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against such Subsidiary Guarantor, Administrative Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower or any other Person or against any collateral security or guaranty for the Obligations or any right of offset with respect thereto, including any separate action or actions brought and prosecuted against Borrower or a Subsidiary Guarantor to enforce this Agreement (irrespective of whether any action is brought against Borrower or such Subsidiary Guarantor or whether Borrower or such Subsidiary Guarantor is joined in any such action or actions), and any failure by Administrative Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, a Subsidiary Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of Borrower or any other Person or any such collateral security, guaranty or right of offset, shall not relieve a Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent against such Subsidiary Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 12.4 Waivers and Acknowledgements.

(a) To the extent permitted by law, each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Borrower, any other Person or any Collateral; provided that nothing in this Section 12.4 shall be construed to waive any notices that Borrower or a Subsidiary Guarantor is entitled to receive or that are required to be delivered to Borrower or a Subsidiary Guarantor under the Financing Documents.

(b) Each Subsidiary Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future.

(c) Each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of a claim or defense based upon an election of remedies by any Secured Party in any manner that impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Subsidiary Guarantor or other rights of such Subsidiary Guarantor to proceed against Borrower or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Subsidiary Guarantor hereunder.

(d) Each Subsidiary Guarantor acknowledges that Administrative Agent may (acting at the direction of Administrative Agent (acting at the written direction of the Required Lenders)), upon the occurrence and during the continuance of an Event of Default, without notice to or demand upon such Subsidiary Guarantor and without affecting the liability of such Subsidiary Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and such Subsidiary Guarantor hereby waives any defense to the recovery by Administrative Agent against such Subsidiary Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated hereunder and other Financing Documents and that the waivers set forth in this Section 12.4 are knowingly made in contemplation of such benefits.

Section 12.5 Reinstatement. The Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or a Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or a Subsidiary Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.

Section 12.6 Payments. Each Subsidiary Guarantor hereby agrees that payments made pursuant to this Agreement shall be made without set-off or counterclaim in U.S. dollars in immediately available funds.

Section 12.7 Subordination and Subrogation.

(a)  Each Subsidiary Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to it by Borrower to the Obligations to the extent and in the manner hereinafter set forth in this Section 12.7. In any proceeding under any bankruptcy laws or other debtor relief laws relating to Borrower or a Subsidiary Guarantor, each Subsidiary Guarantor agrees that Administrative Agent and each other Secured Party shall be entitled to receive payment in full of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy laws or other debtor relief laws, whether or not constituting an allowed claim in such proceeding) before such Subsidiary Guarantor receives payment of any debts, liabilities and other obligations owed to it by Borrower.

(a)  No Subsidiary Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article 12, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right until the Termination Date. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be held for the benefit of the Secured Parties and shall promptly be paid to the Secured Parties to be credited and applied to the Obligations and all other amounts payable under this Article 12, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Article 12 thereafter arising.

Section 12.8 Duration of Guaranty. Subject to Section 12.9, this Article 12 shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Subsidiary Guarantor and its successors and assigns and (c) inure to the benefit of and be enforceable by Administrative Agent and its successors, transferees and assigns.

Section 12.9 Discharge of Guaranty Upon Sale of Subsidiary Guarantor. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to discharge and release the Guaranty of any Subsidiary Guarantor upon the sale or disposition (including by merger or consolidation) of all of its equity interests in a transaction permitted hereunder, effective as of the time of such sale or disposition.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

FERMI TURBINE WAREHOUSE LLC, a Texas limited liability company, as Borrower

By:	/s/ Miles Everson
Name:	Miles Everson
Title:	Chief Financial Officer and Secretary

FIREBIRD EQUIPMENT HOLDCO LLC, a Delaware limited liability company, as a Subsidiary Guarantor

By:	/s/ Miles Everson
Name:	Miles Everson
Title:	Chief Financial Officer and Secretary

[Signature Page to Financing Agreement]

MUFG BANK, LTD.,
as an Administrative Agent for the Lenders and a Lender

By:	/s/ Matt Stratton
Name:	Matt Stratton
Title:	Managing Director

[Signature Page to Financing Agreement]

EXHIBIT A
TO
EQUIPMENT SUPPLY LOAN FINANCING AGREEMENT

DEFINITIONS

“Accounts” or “Account” means the Collateral Accounts, including any sub-accounts within such accounts.

“Account Agreement” shall have the meaning specified in Section 2.9(a)(i).

“Additional Project Documents” means any contract or agreement entered into by any Loan Party after the Closing Date and that either (a) replaces or substitutes for an existing Material Equipment Document, (b) has an aggregate value over its term in excess of five million Dollars ($5,000,000) or (c) could reasonably be expected to have a Material Adverse Effect if such Additional Project Document was terminated (other than in accordance with the terms thereof and not due to a default or breach by Borrower).

“Administrative Agent” means MUFG Bank, Ltd., in its capacity as administrative agent for the Lenders under this Agreement, or its successor appointed pursuant to the terms of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified, or who holds or beneficially owns fifty percent (50%) or more of the equity interest in the Person specified or fifty percent (50%) or more of any class of voting securities of the Person specified. When used with respect to any Loan Party, “Affiliate” shall include Pledgor and its Affiliates.

“Agent Parties” means Administrative Agent and its Related Parties.

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Anti-Corruption Laws” means (a) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (b) any equivalent U.S. or foreign applicable law concerning or relating to the prevention or prohibition of bribery or corruption.

“Anti-Money Laundering Laws” means all applicable laws, rules, and regulations related to money laundering or any predicate crime thereto, or any financial recordkeeping or reporting requirements thereof, including, but not limited to, the applicable requirements of the Bank Secrecy Act of 1970, as amended by the PATRIOT Act, and the rules and regulations promulgated thereunder, and any related or similar laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority with jurisdiction over any party to this Agreement.

“Applicable Loan Margin” means 4.00% per annum.

“Applicable Permit” means, at any time, any material Permit that is (a) necessary at any given time in light of the stage of acquisition, refurbishment, ownership, storage or maintenance by any Loan Party of the Equipment (to the extent required by Legal Requirements, the Financing Documents or Material Equipment Documents) for such Loan Party to acquire, refurbish, own, store or maintain the Equipment as contemplated by the Financing Documents and Material Equipment Documents and for such Loan Party to enter into any Operative Document with respect to the Equipment or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements and/or (b) listed on the Schedule of Applicable Permits attached to this Agreement as Exhibit H-1.

“Appraisal” means, for any Qualified Equipment, (a) the Qualified Appraiser Valuation and (b) the Desktop Appraisal.

“Appraisal Value” means, (i) with respect to Qualified Equipment constituting Siemens Equipment, the Orderly Liquidation Value amount set forth as the “Appraisal Value” on the most recently delivered Equipment Appraisal of such Qualified Equipment, and (ii) with respect to Qualified Equipment constituting GE Equipment, the lower of Fair Market Value (As Is) and Orderly Liquidation Value (As Is) in the amount set forth as the “Appraisal Value” on the most recently delivered Equipment Appraisal of such Qualified Equipment; provided that in the case of Fair Market Value and Fair Market Value (As Is) such amount shall be without any deduction for transportation and logistics, broker fees and commissions, or other expenses for liquidation of the Equipment included in the Qualified Appraiser Valuation.

“Appraisal Value Methodology” means, with respect to the Appraisal Value as of any date of determination, the applicable equipment fair market valuation or orderly liquidation valuation methodology as set forth in Section 3 of the Initial Qualified Appraiser Valuation.

“Approved Fund” means any investment fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Insurance Consultant Successor” means any insurance consultant reasonably acceptable to (a) all Lenders, and (b) so long as no Inchoate Default or Event of Default shall have occurred and be continuing, Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.14), and accepted by Administrative Agent, in substantially the form of Exhibit N or any other form approved by Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the nine (9) month anniversary of the Closing Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.6(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.

“Bankruptcy Event” shall have the meaning specified in Section 7.4.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Benchmark” means initially, Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR Reference Rate or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.6(d).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.6(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.6(d).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any (a) “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) “plan” as defined in and subject to Section 4975 of the Code or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Bank” shall have the meaning specified in Section 2.5(h).

“Borrower” shall have the meaning specified in the Preamble to this Agreement.

“Borrower Operating Agreement” means the Limited Liability Company Agreement of Borrower, dated as of February 10, 2026, by Pledgor as sole member.

“Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period made by the Lenders.

“Casualty Event” means with respect to any asset of any Loan Party, any casualty, loss, destruction or damage of such asset.

“Casualty Mandatory Prepayment Amount” shall have the meaning specified in Section 2.2(g)(iv)(B).

“Change of Control” means the consummation of any transaction or a series of transactions as a result of which (a) Sponsor shall cease to directly or indirectly own and Control 100% of the equity interests in Pledgor or (b) Pledgor shall cease to directly own and Control 100% of the equity interests in Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning specified in Section 11.20.

“Closing Date” means the first date on which each of the conditions precedent listed in Section 3.1 are satisfied or waived by Administrative Agent (at the direction of each Lender).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all personal property which is subject, from time to time, to the security interests or Liens granted in or purported or intended to have been granted by any of the Collateral Documents.

“Collateral Accounts” means the Collection Account, the Debt Service Reserve Account, the O&M Reserve Account, the Liquidation Reserve Account and the Distribution Reserve Account.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Account Agreement, the Consents, any letter of credit or guarantee, in effect from time to time, provided in connection with the reserve accounts in accordance with the terms of the Account Agreement, and any other security document, financing statement and the like filed or recorded in connection with the foregoing, this Agreement or with respect to the Collateral.

“Collection Account” shall have the meaning specified in Section 2.2(a)(i) of the Account Agreement.

“Collection Account Waterfall” means the “waterfall” for application of amounts available in the Collateral Account specified in Section 4.1(a) of the Account Agreement.

“Commitments” means (a) with respect to each Lender, without duplication, such Lender’s Loan Commitment and (b) with respect to all Lenders, without duplication, the sum of each Lender’s Loan Commitment.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Banking Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.6 and other technical, administrative or operational matters) that Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” means the consents to collateral assignment, bailee letters, warehouse lien agreements or direct agreements identified on Exhibit F by and among Administrative Agent and the Persons identified therein, in form and substance reasonably satisfactory to Administrative Agent.

“Control” of a Person means the power, directly or indirectly, (a) to vote (under ordinary circumstances) more than 50% of the equity interest (on a fully diluted basis) of such Person for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Daily Simple SOFR”: means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Dataroom” means the electronic dataroom hosted by ShareFile Debt Domain, IntraLinks, Syndtrak, or a substantially similar electronic transmission system or digital workspace provider and made available by Borrower to Administrative Agent and the Lenders.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Debt Service Reserve Account” shall have the meaning specified in Section 2.2(a)(ii) of the Account Agreement.

“Debt Service and Reserve Funding Date” means, with respect to each Interest Payment Date, the date which is one (1) Banking Day prior to such Interest Payment Date, as applicable.

“Debt Sizing Amount” means,

(a) in respect of Delivered Equipment, the Debt Sizing Percentage (Delivered Equipment) times (i) in respect of Siemens Equipment, the lower of (A) Equipment Acquisition Costs and (B) Appraisal Value, and (ii) in respect of GE Equipment, the Appraisal Value, in each case, as of the Closing Date,

(b) in respect of Undelivered Equipment constituting Siemens Firebirds Equipment, the Debt Sizing Percentage (Undelivered Siemens Firebirds Equipment) times the lower of (i) Equipment Acquisition Costs and (ii) Appraisal Value, in each case, as of the Closing Date, and

(c) in respect of Undelivered Equipment constituting Siemens F-Class Equipment, the lower of (i) (A) the Debt Sizing Percentage (Undelivered Siemens F-Class Equipment) times the lower of (1) Equipment Acquisition Costs and (2) Appraisal Value minus (B) Remaining Progress Payments and (ii) (A) the Debt Sizing Percentage (Undelivered Siemens F-Class Equipment) times the lower of (1) Equipment Acquisition Costs and (2) Appraisal Value minus (B) Remaining Equity Amount, in each case, as of the Closing Date.

“Debt Sizing Percentage (Delivered Equipment)” means 65%.

“Debt Sizing Percentage (Undelivered Siemens Firebirds Equipment)” means 55%.

“Debt Sizing Percentage (Undelivered Siemens F-Class Equipment)” means 55%.

“Default Rate” means two percent (2%) per annum plus (a) with respect to Loan principal and interest, the interest rate per annum that is otherwise applicable to such Loan (as determined in accordance with Section 2.1) and (b) with respect to any other Obligations payable under the Financing Documents, Term SOFR plus the Applicable Loan Margin.

“Delivered Equipment” means Equipment (i) for which a Loan Party has acquired all right, title and interest in and to such Equipment on terms and conditions consistent with the applicable Equipment Purchase Agreement, (ii) that is located at an Eligible Location, and (iii) (subject to the timing set forth in Section 3.3(b)) that is subject to a Consent with the applicable Warehouse Provider.

“Depositary” means Citibank, N.A., in its capacity as depositary bank and securities intermediary under the Account Agreement, or its successor appointed pursuant to the terms of the Account Agreement.

“Designated Jurisdiction” means, at any time, any country or territory that is itself the subject of any comprehensive Sanctions (as of the date of this agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, the non-government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Desktop Appraisal” means an assessment of the value of the Qualified Equipment (as evaluated by the Qualified Appraiser without an onsite visit to any Eligible Location) setting forth the Appraisal Value of the Qualified Equipment as determined by the Qualified Appraiser by applying the Appraisal Value Methodology to each piece of Qualified Equipment set forth in the most recently delivered Equipment Inventory Report.

“Distribution Conditions” shall have the meaning specified in Section 4.5 of the Account Agreement.

“Distribution Reserve Account” shall have the meaning specified in Section 2.2(a)(v) of the Account Agreement.

“Distribution Date” means the distribution date designated by the Borrower in the Distribution Date Certificate, which shall be not less than five (5) Banking Days, nor more than ten (10) Banking Days after the date on which a Distribution Date Certificate is delivered.

“Distribution Date Certificate” shall have the meaning specified in Section 4.7(c)(ix) of the Account Agreement.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Location” means (i) Watco Companies, LLC’s storage facility located at 13901 Industrial Road in Houston, Texas or (ii) any other third-party storage facility reasonably acceptable to the Administrative Agent.

“Environmental Claim” means any claim, litigation, proceeding, complaint, notice of non-compliance or violation or other action by or before any Governmental Authority or any other Person in any way relating to any Hazardous Materials or asserted or arising under any Environmental Law.

“Environmental Laws” means any and all laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, the protection of endangered or threatened species, human health or safety (including aviation safety), or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equipment” means that certain Equipment set forth on Exhibit H-3.

“Equipment Acquisition Costs” means, with respect to Qualified Equipment, the payments to any seller, suppliers or manufacturers paid or deposited under any Equipment Purchase Agreement for the purchase of such Equipment, including shipping costs (provided, for the avoidance of doubt, any costs related to installation or services rendered by supplier or other contractor in connection with installation will not be considered purchase price payments) irrespective of consideration including cash, debt, absorption, equity or profit interests.

“Equipment Appraisal” means each of (a) the Qualified Appraiser Valuation and (b) the Desktop Appraisal.

“Equipment Inventory Audit” shall have the meaning specified in Section 5.4(c)(ii).

“Equipment Inventory Report” shall have the meaning specified in Section 3.1(s).

“Equipment Sales Forecast” shall have the meaning specified in Section 3.1(r), as updated from time to time as provided in Section 5.4(b).

“Equipment Sales Report” shall have the meaning specified in Section 5.4(b)(ii).

“Equipment Sellers” means any counterparty to any Equipment Purchase Agreement described in Exhibit I (in each case until the obligations of such Person under the applicable Equipment Purchase Agreement shall have been performed and/or paid in full).

“Equipment Purchase Agreement Guarantees” means the guarantees described in Exhibit I.

“Equipment Purchase Agreements” means the agreements described under the heading “Equipment Purchase Agreements” in Exhibit I.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect on the date of the Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) under common control with such Person within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Loan Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the engagement by any Loan Party or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” shall have the meaning specified in Section 10.19(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning specified Section 10.19(d).

“Erroneous Payment Impacted Class” shall have the meaning specified in Section 10.19(d).

“Erroneous Payment Return Deficiency” shall have the meaning specified in Section 10.19(d).

“Erroneous Payment Subrogation Rights” shall have the meaning specified in Section 10.19(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” and “Events of Default” shall have the meanings specified in Article 7.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State in which the Collateral is located, the United States or another Governmental Authority having jurisdiction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Administrative Agent or required to be withheld or deducted from a payment to a Lender or Administrative Agent (a) Taxes imposed on or measured by the net income (however denominated), branch profits taxes and franchise taxes, in each case, (i) imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Lender or Administrative Agent with respect to an applicable interest in a Loan or Commitment (or other interest) pursuant to a law in effect on the date on which (i) such Lender or Administrative Agent acquires such interest (other than pursuant to an assignment request by Borrower under Section 2.8 or Section 10.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5(d)(i) or Section 2.5(d)(ii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes imposed pursuant to FATCA, and (d) taxes attributable to a recipient’s failure to comply with Section 2.5(f).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fair Market Value (As Is)” means the estimated price an asset would sell for on the open market in its current condition, without repairs or improvements, between a willing buyer and seller, and assuming that both parties are well-informed, unpressured, and acting in their own best interests.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Banking Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means (a) the Fee Letter, dated as of the Closing Date, by and between Borrower and MUFG and (b) any fee letter entered into between Borrower and the Depositary.

“Fees” shall have the meaning specified in Section 2.4.

“Financing Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Fee Letter, the Subordination Agreement, the ROFR Agreement and any other loan or security agreements or letter agreements or similar documents, agreements or instruments entered into in connection with any of the foregoing or with the transactions contemplated by the Financing Documents.

“Firebird Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of July 29, 2025, by and among Fermi Equipment Holdco, LLC, Fermi LLC, Firebird LNG, LLC and MAD Energy Limited Partnership.

“Fitch” means Fitch Ratings, Inc. (or any successor thereto).

“Floor” means a rate of interest equal to zero percent (0.00%).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any Loan Party, Pledgor or any Affiliate primarily for the benefit of employees and other service providers (and the dependents of each) of any Loan Party, Pledgor or any Affiliate residing outside the United States of America, and that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payment to be made upon or after termination of employment, and that is not subject to ERISA or the Code.

“Funds Flow Memorandum” means the memorandum setting forth the flow of funds on the Closing Date and each other date of requested Borrowing, mutually agreed between Borrower and Administrative Agent.

“F-Class Additional Borrowing” shall have the meaning specified in Section 2.1(a).

“F-Class Additional Borrowing Amount” means, in respect of Undelivered Equipment constituting Siemens F-Class Equipment, the lower of (A) the Debt Sizing Percentage (Undelivered Siemens F-Class Equipment) times the lower of (I) Equipment Acquisition Costs and (I) Appraisal Value minus Remaining Progress Payments and (B) the Debt Sizing Percentage (Undelivered Siemens F-Class Equipment) times the lower of (I) Equipment Acquisition Costs and (I) Appraisal Value minus Remaining Equity Amount, in each case, as of the date of the applicable F-Class Additional Borrowing.

“GAAP” means generally accepted accounting principles as in effect as of the date of determination thereof in the United States of America and consistently applied.

“GE Equipment” means GE FR6B gas turbines (40 MW) and GE steam turbines (60 MW).

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, taxing authority, the Securities and Exchange Commission, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies (such as the European Union or the European Central Bank) or any arbitrator with authority to bind a party at law.

“Governmental Rule” means, with respect to any Person, any statute, law, rule, regulation, ordinance, rule of common law, order or binding interpretation, code, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Guaranty” means the guaranty of each of the Subsidiary Guarantors pursuant to Article 12 of this Agreement.

“Hazardous Material” means any substance that is regulated or could lead to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated as such, under any applicable Environmental Law.

“Hedging Agreement” means any agreement in respect of any interest rate swap, forward rate transaction, forward commodity transaction, commodity swap, commodity option, interest rate option interest or commodity cap, interest or commodity collar transaction, or other similar agreements.

“Illegality Notice” has the meaning specified in Section 2.6(b).

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Indemnified Liabilities” shall have the meaning specified in Section 5.18(a).

“Indemnified Person” shall have the meaning specified in Section 5.18(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Financing Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Consultants” means, collectively, the Qualified Appraiser, the Qualified Auditor and the Insurance Consultant, or their successors appointed to act on behalf of Administrative Agent.

“Initial Qualified Appraiser Valuation” means that certain (i) Appraisal Report for certain GE FR6B Gas Turbine Generators, Steam Turbine Generator and Ancillary Equipment – Bayonne, NJ, dated January 29, 2026, (ii) Appraisal Report for three Siemens SGT6-5000F Gas Turbine Packages each with Siemens SGen6-1000A Generator, dated as of January 29, 2026 and (iii) Appraisal Report for Project Matador Siemens SGT-800 Combined Cycle Power Plants and SST-600 Generator, dated as of January 7, 2026, in each case, prepared by the Qualified Appraiser and delivered to Administrative Agent on the Closing Date, as attached to this Agreement as Exhibit H-6.

“Insurance Consultant” means INTECH Risk Management US Inc., or its Approved Insurance Consultant Successor.

“Interest Payment Date” means the last day of each Interest Period therefor and the Loan Maturity Date, commencing with June 30, 2026.

“Interest Period” means, as to any Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or continuation notice delivered pursuant to Section 2.2(h); provided that the initial Interest Period shall commence on the Closing Date and end on the first Monthly Payment Date or Quarterly Payment Date to occur, which, for avoidance of doubt shall be June 30, 2026. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Investments” shall have the meaning specified in Section 6.7.

“IRS” means the United States Internal Revenue Service, or any successor agency.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, any Governmental Rule, any requirement under a Permit, and any determination of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the banks or other financial institutions listed as such in Exhibit K to this Agreement or as otherwise from time-to-time party to this Agreement and their successors and assigns.

“Lending Office” means with respect to any Lender, the office designated as such beneath the name of such Lender on Exhibit K of this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to Administrative Agent and Borrower.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Reserve Account” shall have the meaning specified in Section 2.2(a)(iv) of the Account Agreement.

“Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Loan Commitment at such time.

“Loan Maturity Date” means, with respect to the Loans, the earliest to occur of (a) the Stated Maturity Date, (b) the acceleration of the Obligations of Borrower hereunder following an Event of Default, or (c) such earlier date on which the entire Outstanding Loan Balance, together with all unpaid interest, fees, charges and costs, become due and payable under this Agreement, except that, if any such date is not a Banking Day, the Loan Maturity Date shall be the next preceding Banking Day.

“Loan Parties” means, collectively, Borrower and the Subsidiary Guarantors.

“Loans” shall have the meaning specified in Section 2.1(a).

“LTV (Delivered Equipment)” means, as of any date of determination, the quotient of (a) the Outstanding Loan Balance (Delivered Equipment) divided by (b) the Appraisal Value of Delivered Equipment constituting Collateral.

“LTV (Undelivered Equipment)” means, as of any date of determination, the quotient of (a) the Outstanding Loan Balance (Undelivered Equipment) divided by (b) the Appraisal Value of Undelivered Equipment constituting Collateral.

“Major Equipment Supply Participants” means the Equipment Sellers until the obligations of such Person under the applicable Material Equipment Document shall have been performed and/or paid in full. For purposes of this definition, an agreement may be deemed performed and/or paid in full despite Unasserted Obligations.

“Mandatory Prepayment” means a prepayment of Obligations required of Borrower pursuant to this Agreement.

“Matador Project” means development of the Sponsor’s AI-powered data center campus in Amarillo, Texas.

“Matador I” means the first phase of development of the Matador Project, including behind-the-meter power generation and related transmission.

“Matador II” means the second phase of development of the Matador Project.

“Material Adverse Effect” means (a) a material adverse change in the status of the business, results of operations or condition (financial or otherwise) of any Loan Party or Pledgor; or (b) a material adverse change in (i) the ability of any Loan Party or Pledgor to perform any material obligations under the Financing Documents or Material Equipment Documents, (ii)  the ability of the Lenders and the other Secured Parties to enforce any of the Obligations, (iii) the validity, priority or perfection of the Secured Parties’ security interests in and Liens on the Collateral, taken as a whole or (iv) the validity, legality, binding effect or enforceability against any Loan Party or Pledgor of this Agreement or any of the other Financing Documents to which it is a party.

“Material Equipment Documents” means (a) the Equipment Purchase Agreements, (b) the Equipment Purchase Agreement Guarantees, (c) the Warehousing Agreements, (d) insurance policies relating to the Equipment and (e) any Additional Project Document.

“Maximum Rate” shall have the meaning specified in Section 11.20.

“Minimum Principal Payment” (i) prior to the nine (9) month anniversary of the Closing Date, $0 and (ii) on and after the nine (9) month anniversary of the Closing Date (a) if no lease or offtake agreement with respect to Matador I for at least 400 MW of power has been signed prior to the nine (9) month anniversary of the Closing Date, an amount equal to 10% of the aggregate principal amount of Loans as of the applicable date of determination and (b) if a lease or offtake agreement with respect to Matador I for at least 400 MW of power has been signed prior to the nine (9) month anniversary of the Closing Date, an amount equal to 5% of the aggregate principal amount of Loans as of the applicable date of determination.

“MW” means megawatt.

“Monthly Payment Date” means the last Banking Day of each calendar month, commencing with February 27, 2026.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Profits Interest Acknowledgment Letter” means that certain “Acknowledgement Letter re Net Profits Interests” dated as of the date hereof, by MAD Energy Limited Partnership and accepted and acknowledged by the Administrative Agent.

“Non-Recourse Party” shall have the meaning specified in Article 9.

“Note” or “Notes” shall have the meanings specified in Section 2.2(e).

“Notice of Borrowing” shall have the meaning specified in Section 2.1(b).

“O&M Reserve Account” shall have the meaning specified in Section 2.2(a)(iii) of the Account Agreement.

“Obligations” means, collectively, (a) all Debt, loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of this Agreement and other Financing Documents), and all other obligations, howsoever arising (including guarantee obligations), owed by any Loan Party or Pledgor to Administrative Agent, the Lenders or the other Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, the Collateral Documents or any of the other Financing Documents or any other agreement, document or instrument evidencing, securing or relating to such indebtedness, liabilities and obligations, including all interest, fees (including the Fees), charges, expenses, attorneys’ fees and accountants fees chargeable to, or payable by, any Loan Party or Pledgor thereunder, including Erroneous Payment Subrogation Rights, (b) any and all sums advanced by Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clause (a) and (b) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Administrative Agent or Depositary of their rights under the Collateral Documents, together with any necessary attorneys’ fees and court costs.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operative Documents” means, collectively, the Financing Documents and the Material Equipment Documents.

“Orderly Liquidation Value” means the estimated gross monetary amount a seller could reasonably expect to obtain for assets in an “as-is, where-is” transaction, given a reasonable, limited time to find purchasers.

“Orderly Liquidation Value (As Is)” means the estimated gross monetary amount a seller could reasonably expect to obtain for an asset in an “as-is, where-is” transaction in its current condition, without repairs or improvements, given a reasonable, limited time to find purchasers.

“Ordinary Course of Business” means the ordinary conduct of business.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement, or other organizational or governing documents of such Person, including, in the case of Borrower, the Borrower Operating Agreement.

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8 or Section 10.12).

“Outstanding Loan Balance” means, as of a given date, the aggregate principal amount of all Loans then outstanding after giving effect to any borrowings, prepayments or repayments of Loans occurring on such date.

“Outstanding Loan Balance (Delivered Equipment)” means, as of a given date, the aggregate principal amount of all Loans then outstanding in respect of Delivered Equipment after giving effect to any borrowings, prepayments or repayments of Loans occurring on such date.

“Outstanding Loan Balance (Undelivered Equipment)” means, as of a given date, the aggregate principal amount of all Loans then outstanding in respect of Undelivered Equipment after giving effect to any borrowings, prepayments or repayments of Loans occurring on such date.

“Paid Equity Amount” means, in respect of any Siemens F-Class Equipment, the aggregate amount of payments made by the applicable Loan Party or Sponsor under the applicable Equipment Purchase Agreement.

“Participant Register” shall have the meaning specified in Section 10.13(b).

“Patriot Act” means the USA PATRIOT Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and all rules and regulations adopted thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, determination, registration, filing, order, permit, authorization, right or license of or from a Governmental Authority or any required notice to a Governmental Authority.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Affiliate Assignment Agreement” means an agreement for the transfer of Qualified Equipment, and, if applicable, the Equipment Purchase Agreement related to such Qualified Equipment, between a Loan Party and an Affiliate of such Loan Party, substantially in the form as Exhibit P, or such other form reasonably acceptable to Administrative Agent, and the storage, insurance, transportation or other services incurred by such Loan Party in connection with such Transfer, subject to the requirements of Sections 2.2(g) and 6.4, which provides for: (a) prepayment by any Affiliate of such Loan Party of at least one hundred percent (100%) of any applicable costs of storage, insurance, transportation or other services incurred by such Loan Party in connection with such Transfer, on a non-recourse basis; (b) transfer of title no earlier than upon payment of the purchase price and prepayment of such costs to such Loan Party; and (c) sale by such Loan Party to the purchaser on an “as is” basis.

“Permitted Investments” means, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or of any agency thereof, in either case maturing not more than ninety (90) days from the date of acquisition thereof by such Person; (b) U.S. Dollar time deposits in the London interbank market with, or certificates of deposit issued by, any bank or trust company licensed under the laws of the United States or any state thereof which has combined capital and surplus and undivided profits of not less than five hundred million Dollars ($500,000,000) and outstanding senior long-term unsecured indebtedness which is rated (on the date of acquisition thereof) at least AA by Standard & Poor’s, Aa2 by Moody’s, or AA by Fitch (or any two of the three), maturing not more than ninety (90) days from the date of acquisition thereof by such Person; (c) money market funds rated at least “AA” by Standard & Poor’s, “Aa” by Moody’s, or “AA” by Fitch (or any two of the three); (d) direct obligations of any state, municipality or other U.S. Governmental Authority which has outstanding senior long-term unsecured indebtedness which is rated at least A-1+ by Standard & Poor’s, P-1 by Moody’s, or F1+ by Fitch (or any two of the three), maturing not more than ninety (90) days from the date of acquisition thereof by such Person; (e) ninety (90) day repurchase agreements with respect to any security of the type described in clauses (a), (b), (c) and (d) above; (f) promissory notes and other non-cash consideration received in connection with any asset sale permitted hereunder, (g) accounts receivable owing to the Borrower if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms of the Borrower, (h) advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the Ordinary Course of Business and (i) other investments as are reasonably approved by the Required Lenders.

“Permitted Liens” means (a) Liens for taxes or other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, contractors’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet past due that were incurred in the Ordinary Course of Business of Borrower or for amounts being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or for which adequate bonds have been provided, so long as such Liens are not filed or imposed by an Affiliate of the Borrower and are not in excess of two million Dollars ($2,000,000) in the aggregate at any time, without the approval of the Administrative Agent, (c) Liens arising under trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business of Borrower, (d) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under licenses and permits held by Borrower and under all applicable laws, rules, regulations and orders of any Governmental Authority), (e) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, (f) Liens, deposits, pledges or bonds to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or operating leases, or for purposes of like general nature in the Ordinary Course of Business, in each case in respect of any such assets, (g) Liens and any right of setoff in favor of the Depositary arising as a matter of law with respect to deposit accounts, (h) involuntary liens created by the Material Equipment Documents which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (i) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings, (j) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto, (k) Liens granted under the Collateral Documents to secure the Obligations, (l) imperfections of title, minor defects, restrictions and other similar Liens incurred in the Ordinary Course of Business which do not materially impair the equipment affected thereby or materially adversely affect the Lenders’ rights in the Collateral, (m) Liens with respect to any Equipment that are permitted under the applicable Material Equipment Documents and could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or interfere in any material respect with the ownership, use, design, operation or maintenance of the corresponding Equipment (including but not limited to involuntary liens created by the Material Equipment Documents which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) and (n) other Liens securing obligations in an aggregate amount not exceeding two million Dollars ($2,000,000).

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, including any Pension Plan or Multiemployer Plan.

“Pledge Agreement” shall have the meaning specified in Section 2.9(a)(iii).

“Pledgor” shall have the meaning specified in the Preamble.

“Proceeds” shall have the meaning specified in Article 9 of the UCC.

“Project Financing” means a fully committed financing facility with respect to Matador I for the benefit of the Sponsor or one of its Affiliates in an amount sufficient, together with the proceeds of any equity contribution or offering, to fund the development of power generation capacity of at least 400MW in respect of Matador I.

“Property” means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

“Proportionate Share” means with respect to each Lender, the percentages set forth opposite such Lender’s name on Exhibit L to this Agreement, as such Exhibit L may be amended from time to time, as such percentages may be modified from time to time as a result of transfers of Commitments or Loans by a Lender.

“Prudent Industry Standards” means, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, those practices, standards, designs, methods, means, techniques, equipment and acts, of which there may be more than one, and as the same may change from time to time, that would require a Person to: (a) perform its duties in compliance with the requirements of the Material Equipment Document, (b) exercise such care, skill, and diligence as a reasonably prudent business company of established reputation engaged in the Equipment maintenance would exercise in the conduct of its business and for the advancement or protection of its own interests, (c) use sufficient and properly trained and skilled personnel, and (d) use parts and supplies that meet the specifications set forth in the Material Equipment Document, in all cases with respect to clauses (a) through (c) herein, taking into account, in consultation with Borrower, all of the associated costs and expenses and benefits.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Appraiser” means, (i) as of the Closing Date, Marshall & Stevens or the Gordon Brothers Group, and (ii) thereafter, Marshall & Stevens or the Gordon Brothers Group, or any Qualified Appraiser Approved Successor.

“Qualified Appraiser Approved Successor” means any appraiser (A) acceptable to the Administrative Agent, in its sole discretion, and (B) so long as no Inchoate Default or Event of Default shall have occurred and be continuing, acceptable to the Borrower.

“Qualified Appraiser Valuation” means an assessment of the Fair Market Value, Fair Market Value (As Is), Orderly Liquidation Value or Orderly Liquidation Value (As Is), as applicable, of the Qualified Equipment (as evaluated by the Qualified Appraiser at the cost and expense of the Borrower with an onsite visit to the Eligible Locations) substantially similar in form to the Initial Qualified Appraiser Valuation, setting forth, among other things, the Fair Market Value, Fair Market Value (As Is), Orderly Liquidation Value or Orderly Liquidation Value (As Is), as applicable, of the Qualified Equipment, as determined by the Qualified Appraiser applying the Appraisal Value Methodology to each piece of Qualified Equipment set forth in the most recently delivered Equipment Inventory Audit substantially similar in form to the Initial Qualified Appraiser Valuation.

“Qualified Auditor” means, (a) as of the Closing Date, Black & Veatch Management Consulting, LLC, and (ii) thereafter, a Qualified Auditor or any Qualified Auditor Approved Successor.

“Qualified Auditor Approved Successor” means any auditor (A) acceptable to the Administrative Agent, in its sole discretion, and (B) so long as no Inchoate Default or Event of Default shall have occurred and be continuing, the Borrower.

“Qualified Equipment” means Equipment that meets the following requirements: (a) it is not damaged or unfit for use (for the avoidance of doubt, equipment that undergoes normal course repairs pursuant to a warranty claim shall not be considered damaged or unfit for use so long as such equipment shall have been certified by the Borrower, applicable Loan Party and the Qualified Appraiser as being fit for normal use), (b) it is not subject to Liens other than Permitted Liens, (c) in respect of Delivered Equipment, the title of such Equipment has been transferred to Borrower or the applicable Loan Party, (d) it has been produced by a Qualified Manufacturer, (e) it is new, unused Equipment (other than the Refurbished GE Turbines) and (f) it is stored in a warehouse at an Eligible Location.

“Qualified Manufacturer” means each manufacturer of Equipment listed on Exhibit H-2.

“Quarterly Payment Date” means the last Banking Day of each March, June, September and December, commencing with June 30, 2026.

“Recipient” means (a) Administrative Agent or (b) any Lender, as applicable.

“Refurbished GE Turbines” means the three (3) GE FR6B - 43,450 KVA, 60 Hz, gas turbine generators.

“Register” shall have the meaning specified in Section 2.2(d)(i).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor) as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means any change after the date of this Agreement in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

“Reliance Letter” means each letter addressed to Administrative Agent and the Lenders, dated on or about the Closing Date, for purposes of providing reliance on a report provided by a third party under Section 3.1 of this Agreement.

“Remaining Equity Amount” means, in respect of any Siemens F-Class Equipment, (a) 45% times the lower of (I) Equipment Acquisition Costs and (I) Appraisal Value minus (b) the Paid Equity Amount.

“Remaining Progress Payments” means, in respect of any Siemens F-Class Equipment, the aggregate amount of remaining payments due under the applicable Equipment Purchase Agreement.

“Replacement Material Equipment Document” means one or more contracts or agreements that (a) is entered into by a Loan Party in substitution of any Material Equipment Document that has been terminated in accordance with its terms (including as a result of the occurrence of an event of default (or other comparable event) thereunder) or otherwise, (b) has terms and conditions which, taken as a whole, are not materially less favorable to such Loan Party than the Material Equipment Document being replaced and (c) is with one or more counterparties (or guarantors of such counterparties’ obligations) having substantially similar or better creditworthiness (or is otherwise credit supported so that the credit risk of such counterparty is not materially less favorable to such Loan Party than the existing counterparty) and substantially similar or better experience in the industry, in each case, as the counterparty to the Material Equipment Document being replaced, in the case of each of clauses (b) and (c) above, as certified to Administrative Agent by a Responsible Officer of such Loan Party.

“Replacement Obligor” means, with respect to any Person party to any Material Equipment Document, any Person reasonably satisfactory to Administrative Agent and the Required Lenders who, pursuant to any definitive agreement or definitive guarantee, assumes the obligation of providing the services and/or products on terms and conditions not materially less favorable, taken as a whole, to the applicable Loan Party than those which such Person being replaced is obligated to provide pursuant to the applicable Material Equipment Document.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the applicable notice period is waived under PBGC regulations.

“Required Debt Service Reserve Amount” means, as of any Debt Service and Reserve Funding Date, an amount equivalent to the scheduled interest for the three (3) month period commencing on (and including) the immediately succeeding Interest Payment Date.

“Required Lenders” means, at any time, a combination of Lenders having Proportionate Shares which in the aggregate exceed fifty percent (50%) provided, however, that any Proportionate Share held or deemed held by, any defaulting Lender or any Affiliate of any Loan Party shall be excluded for purposes of making a determination of Required Lenders.

“Required Liquidation Reserve Amount” means $5,000,000.

“Required O&M Reserve Amount” means an amount equal to three (3) months of administrative services expenses, insurance premiums and warehouse fees that shall become due and payable within the immediately succeeding three (3) months, which Required O&M Reserve Amount, as of the Closing Date, is $3,900,000.

“Required Reserve Amount” means the sum of (a) the Required Debt Service Reserve Amount, (b) the Required Liquidation Reserve Amount and (c) the Required O&M Reserve Amount.

“Reserve Account” means the Debt Service Reserve Account, the O&M Reserve Account and the Liquidation Reserve Account.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary, any managing general partner or member (or any of the preceding with regard to such managing general partner or member) or, authorized representative.

“Revenues” means all income and receipts derived from the ownership of the Collateral, including payments and liquidated damages paid to any Loan Party under the Equipment Purchase Agreements and any other contract or agreement of any Loan Party, proceeds of any business interruption insurance paid to any Loan Party, the investment income on amounts in the Accounts and the proceeds of any condemnation awards relating to the Collateral and any receipts derived by any Loan Party from the sale of any Collateral, all as determined in conformity with cash accounting principles. Revenues shall not include any amounts that are subject to rebate, return, recapture or refund.

“RFR Borrowing” means, as to any borrowing, the RFR Loans comprising such borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple SOFR.

“ROFR Agreement” means the Right of First Refusal Agreement, dated as of the Closing Date, entered into by and among the Sponsor, Borrower and MUFG.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Designated Jurisdiction or (c) the government of a Designated Jurisdiction or the Government of Venezuela or (d) any Person fifty percent (50%) or more directly or indirectly owned or Controlled by any such Person or Persons or acting for or on behalf of such Person or Persons in the foregoing clauses (a)-(c).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States (including the U.S. Department of Commerce, OFAC, and the U.S. Department of State), the Department of Foreign Affairs and Trade of the commonwealth of Australia, the United Nations Security Council, the European Union or any of its member states, the United Kingdom (including HM’s Treasury) or any other Governmental Authority with jurisdiction over any party to this Agreement.

“Secured Parties” means collectively, Administrative Agent, Depositary and the Lenders.

“Security Agreement” shall have the meaning specified in Section 2.9(a)(ii).

“Siemens Equipment” means Siemens Firebirds Equipment or Siemens F-Class Equipment.

“Siemens Firebirds Equipment” means Siemens SGT-800 gas turbines, the Siemens SST-600 steam turbine, related heat recovery steam generators (HRSGs), related steam bypass stacks and related accessories.

“Siemens F-Class Equipment” means Siemens F Class (SGT6-5000F) turbines and related accessories.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under any Bankruptcy Law and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), (ii) “debt” means liability on a “claim,” and (iii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Borrowing Date Funds” means funds advanced on the date of any Borrowing to the Borrower, in an amount specified on the applicable Notice of Borrowing, to make payments to certain third-party vendors.

“Sponsor” shall have the meaning specified in the Recitals.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global (or any successor thereto).

“State” means (a) any state or commonwealth of the United States of America or (b) the District of Columbia.

“Stated Maturity Date” means August 10, 2027, provided that, if such date is not a Banking Day, the Stated Maturity Date shall be the next preceding Banking Day.

“Subject Persons” means each Loan Party, Pledgor, Sponsor and the Warehouse Providers.

“Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof, by and among the Administrative Agent and Siemens Energy, Inc., as Subordinated Creditor (as defined therein).

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms of ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person and/or one or more Subsidiaries of such Person; and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has an equity or income interest greater than fifty percent (50%) of all equity or income interests.

“Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Borrower, including, without limitation, Firebird Equipment Holdco LLC.

“Substitutable Lender” shall have the meaning specified in Section 10.12.

“Target LTV (Delivered Equipment)” means an amount equal to 65%.

“Target LTV (Undelivered Equipment)” means an amount equal to 55%.

“Target LTV Amount (Delivered Equipment)” means, as of any date of determination, an amount equal to the product of (a) the lesser of (I) the aggregate Equipment Acquisition Costs of all Qualified Equipment constituting Collateral that is Delivered Equipment and (II) the aggregate Appraisal Value of all Qualified Equipment constituting Collateral that is Delivered Equipment times (b) the Target LTV (Delivered Equipment).

“Target LTV Amount (Undelivered Equipment)” means, as of any date of determination, an amount equal to the product of (a) the lesser of (I) the aggregate Equipment Acquisition Costs of all Qualified Equipment constituting Collateral that is Undelivered Equipment and (II) the aggregate Appraisal Value of all Qualified Equipment constituting Collateral that is Undelivered Equipment times (b) the Target LTV (Undelivered Equipment).

“Target LTV Shortfall Amount (Delivered Equipment)” means, as of any date of determination, the amount, if any, by which the then current Outstanding Loan Balance (Delivered Equipment) exceeds the Target LTV Amount (Delivered Equipment).

“Target LTV Shortfall Amount (Undelivered Equipment)” means, as of any date of determination, the amount, if any, by which the then current Outstanding Loan Balance (Undelivered Equipment) exceeds the Target LTV Amount (Undelivered Equipment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the entire period during which there is any outstanding Obligation.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date on which all Obligations, other than contingent liabilities and obligations which are unasserted at such date, have been indefeasibly paid and satisfied in full in cash and all obligations to make Loans under this Agreement have been terminated.

“Top-Up Amount” means (i) in respect of any Top-Up Eligible Equipment constituting Siemens Firebird Equipment, the difference between (a) the Debt Sizing Amount in respect of such Top-Up Eligible Equipment calculated pursuant to subclause (a) of the definition thereof on the date of the applicable Top-Up Drawing and (b) the amount of the Loan made in respect of such Top-Up Eligible Equipment on the Closing Date, and (ii) in respect of any Top-Up Eligible Equipment constituting Siemens F-Class Equipment, the difference between (a) the Debt Sizing Amount in respect of such Top-Up Eligible Equipment calculated pursuant to subclause (a) of the definition thereof on the date of the applicable Top-Up Drawing and (b) the aggregate amount of Loans made in respect of such Top-Up Eligible Equipment prior to the date of the Top-Up Drawing.

“Top-Up Borrowing” shall have the meaning specified in Section 2.1(a).

“Top-Up Eligible Equipment” shall mean Undelivered Equipment that is eligible for a Top-Up Drawing pursuant to the last sentence of Section 2.1(b).

“Total Loan Commitment” shall have the meaning specified to such term in Section 2.3.

“Trade Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Costs” means costs, fees and expenses relating to the Financing Documents and the transactions contemplated thereby, including, but not limited to, taxes, costs, fees and expenses payable in connection with or pursuant to (i) the execution, delivery, recordation and filing of the Financing Documents or other documents and instruments or (ii) the conditions precedent under Section 3.1.

“Treasury” means the United States Department of the Treasury.

“United States” and “U.S.” mean the United States of America.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undelivered Equipment” means Equipment (i) for which a Loan Party has not yet acquired all right, title and interest in and to such Equipment on terms and conditions consistent with the applicable Equipment Purchase Agreement, (ii) that is not located at an Eligible Location, or (iii) (subject to the timing set forth in Section 3.3(b)) that is not subject to a Consent with the applicable Warehouse Provider.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified to such term in Section 2.5(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Obligations” means, with respect to any such agreement, any general obligations of the related Major Equipment Supply Participant for costs, indemnifications and other similar liabilities thereunder (which specifically shall not include equipment related repair, replacement or performance guarantees thereunder) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Warehouse Provider” means each of the counterparties to the Warehousing Agreements described in Exhibit I.

“Warehousing Agreements” means the agreements described under the heading “Warehousing Agreements” in Exhibit I.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

RULES OF INTERPRETATION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting.

7.	A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

8.	References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time (to the extent permitted under the Financing Documents) and in effect at any given time.

9.	The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.	References to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified. Except as expressly set forth herein to the contrary, any period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month or after the Loan Maturity Date, in which case such period shall end on the immediately preceding Banking Day.

11.	The Financing Documents are the result of negotiations between, and have been reviewed by the Loan Parties, Administrative Agent, Depositary, each Lender and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any Loan Party, Administrative Agent, Depositary or any Lender.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

13.	For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware or Texas law, as applicable (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.